SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No.     )

Filed by the Registrant	x
Filed by a Party other than the Registrant	o
Check the appropriate box:
o Preliminary Proxy Statement	o Confidential, for Use of the Commission only(as permitted by Rule 14a-6(e)(2))
X Definitive Proxy Statement
o Definitive Additional Materials
o Soliciting Material Pursuant to Rule 14a-12

ALLEGIANT TRAVEL COMPANY
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (check the appropriate box):

x	No fee required.
o	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
o	Fee paid previously with preliminary materials.
o
Check box if any part of the fee is offset as provided by Exchange Act Rule 240.0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	(1)	Amount previously paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

ALLEGIANT TRAVEL COMPANY

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of Allegiant Travel Company:

NOTICE IS HEREBY GIVEN that the annual meeting of Shareholders of Allegiant Travel Company (the "Company") will be held at our company headquarters at 1201 N. Town Center Drive, Las Vegas, Nevada 89144 on Thursday, June 29, 2017 at 9:00 a.m. local time, for the following purposes:

(1) To elect Directors;

(2) To vote on a proposal to approve, on an advisory basis, the compensation of our named executive officers;

(3) To vote, on an advisory basis, on the frequency of future votes on executive compensation;

(4) To ratify the selection by the audit committee of our board of directors of the firm of KPMG LLP as our independent registered public accountants for the year ending December 31, 2017; and

(5) To transact such other business as may properly come before the meeting.

Holders of the Common Stock of record at the close of business on May 1, 2017 will be entitled to notice of and to vote at the meeting. A list of shareholders will be available at the annual meeting.

It is important that your shares be represented at the annual meeting to ensure the presence of a quorum. Whether or not you expect to be present in person at the meeting, please vote your shares by signing and dating the accompanying proxy and returning it promptly in the enclosed postage paid reply envelope. You may also vote by telephone from the United States, or through the Internet, using the instructions on the proxy card. We encourage you to vote via telephone or the Internet to help save on postage costs. In addition, if you vote via the Internet, you may elect to have next year’s Proxy Statement and Annual Report delivered to you electronically. We encourage you to enroll in electronic delivery, as it is a cost-effective way for us to provide you with electronic versions of the proxy materials and annual reports.

By Order of the Board of Directors,

Gregory C. Anderson,
Secretary
May 19, 2017
Las Vegas, Nevada

ALLEGIANT TRAVEL COMPANY
1201 N. TOWN CENTER DRIVE
LAS VEGAS, NEVADA 89144
(702) 851-7300

PROXY STATEMENT

FOR ANNUAL MEETING OF SHAREHOLDERS

To Be Held on June 29, 2017

This proxy statement is furnished in connection with the solicitation of proxies on behalf of our board of directors to be voted at the annual meeting of our shareholders to be held on June 29, 2017, and any adjournment or adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. Our annual meeting of shareholders will be held at our company headquarters at 1201 N. Town Center Drive, Las Vegas, Nevada 89144, on Thursday, June 29, 2017, at 9:00 a.m. local time. This proxy statement and accompanying form of proxy will be first sent or given to our shareholders on or about May 19, 2017. Our annual report for the year ended December 31, 2016, is being sent to each shareholder of record along with this proxy statement.

ABOUT THE MEETING

What is the purpose of the annual meeting?

At our annual meeting, our shareholders will act upon the matters outlined in the accompanying notice of meeting, including the election of directors, an advisory vote on executive compensation, an advisory vote on the frequency of future shareholder votes on executive compensation, and ratification of our independent registered public accountants. In addition, our management will report on our performance during the 2016 year and respond to questions from shareholders.

Who is entitled to vote?

Only shareholders of record at the close of business on the record date, May 1, 2017, are entitled to receive notice of the annual meeting and to vote the shares of our common stock that they held on that date at the meeting, or any postponement or adjournment of the meeting. Each outstanding share entitles its holder to cast one vote on each matter to be voted upon.

Who can attend the meeting?

All shareholders as of the record date, or their duly appointed proxies, may attend the meeting. Seating, however, may be limited. Admission to the meeting will be on a first-come, first-served basis. Each shareholder may be asked to present valid picture identification, such as a driver’s license or passport. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

Please note that if you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date.

What constitutes a quorum?

The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of our common stock outstanding on the record date will constitute a quorum, permitting the meeting to conduct its business. As of the record date, we had 16,636,843 shares of common stock outstanding. Abstentions are included in the shares present at the meeting for purposes of determining whether a quorum is present. Broker non-votes (when shares are represented at the meeting by a proxy specifically conferring only limited authority to vote on certain matters and no authority to vote on other matters) are also included in the determination of the number of shares represented at the meeting for purposes of determining whether a quorum is present.

How do I vote?

To vote, you may complete and return a written proxy card. You may also vote by telephone from the United States, or through the Internet, using the instructions on the proxy card. We encourage you to vote via telephone or the Internet to help save on postage costs. In addition, if you vote via the Internet, you may elect to have next year’s Proxy Statement and Annual Report delivered to you electronically. We encourage you to enroll in electronic delivery, as it is a cost-effective way for us to provide you with electronic versions of the proxy materials and annual reports.

You can also vote in person at the meeting, and submitting your voting instructions by proxy card will not affect your right to attend and vote. “Street name” shareholders who wish to vote at the meeting will need to obtain a proxy form from the institution that holds their shares.

Can I change my vote after I return my proxy card?

Yes.  Even after you have voted by written proxy card, you may change your vote at any time before the proxy is exercised by filing with our secretary either a written notice of revocation or a duly executed proxy bearing a later date. The powers of the proxy holders will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy. All written notices of revocation or other communications with respect to revocation of proxies should be addressed as follows: Allegiant Travel Company, 1201 N. Town Center Drive, Las Vegas, Nevada 89144, Attention: Gregory Anderson, Secretary.

What are the recommendations of our board of directors?

Unless you give other instructions when voting, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of our board of directors. Our board recommends a vote FOR election of the nominated slate of directors, FOR approval of the advisory vote of the compensation of our named executive officers, FOR approval of a three-year interval for future advisory votes on executive compensation, and FOR the ratification of KPMG LLP as our independent registered public accountants.
With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by our board of directors or, if no recommendation is given, in their own discretion.
What vote is required to approve each item?

The governing documents of the corporation have never required a supermajority vote. The vote required for each item is discussed below.

Election of Directors. Our By-Laws require that in an uncontested election, each director must be elected annually by a majority of votes cast with respect to that director. This means that the number of votes “for” a director must exceed the number of votes “against” that director. In the event a nominee for director receives more “against” votes for his or her election than “for” votes, the board must consider such director’s resignation after consideration and a recommendation by the nominating committee. The majority voting standard does not apply in the event the number of nominees for director exceeds the number of directors to be elected. In those circumstances, directors will instead be elected by a plurality of the votes cast, meaning that the persons receiving the highest number of “for” votes, up to the total number of directors to be elected at the annual meeting, will be elected.

With regard to the election of directors, the board intends to nominate the six persons identified as its nominees in this proxy statement. Because we have not received notice from any shareholder of an intent to nominate directors at the annual meeting, each of the directors must be elected by a majority of votes cast. For these purposes, abstentions and broker non-votes are not treated as votes cast with respect to a director and therefore will not be counted in determining the outcome of the election of directors.
Advisory Vote on Compensation of Named Executive Officers. The resolution will be approved if the number of votes cast in favor of the resolution exceeds the number of votes cast in opposition to the resolution. Abstentions and broker non-votes are included in the number of shares present or represented for purposes of quorum, but are not considered as shares voting or as votes cast with respect to any matter presented at the annual meeting. As a result, abstentions and broker non-votes will not have any effect on the proposal to approve executive compensation as disclosed in this proxy statement.

Advisory Vote on Frequency of Future Votes on Executive Compensation. The option of one year, two years or three years receiving the highest number of votes cast by shareholders will be the frequency for the advisory vote on executive compensation that has been selected by our shareholders. Abstentions and broker non-votes will not have any effect on the proposal regarding the frequency of future advisory votes on executive compensation.

Ratification of Independent Registered Public Accountants and Other Items. To approve the ratification of our independent registered public accountants and for each other item, the resolution will be approved if the number of votes cast in favor of the resolution exceeds the number of votes cast in opposition of the resolution. Abstentions and broker non-votes will not have any effect on the proposal to ratify the appointment of our independent registered public accountants.
Our management knows of no matter to be brought before the meeting other than the election of directors and those other items described in this proxy statement. If, however, any other matters properly come before the meeting, it is intended that the proxies will be voted in accordance with the judgment of the person or persons voting such proxies.
How will proxies be solicited?

Proxies will be solicited by mail. Proxies may also be solicited by our officers and regular employees personally or by telephone or facsimile, but such persons will not be specifically compensated for such services. Banks, brokers, nominees and other custodians and fiduciaries will be reimbursed for their reasonable out-of-pocket expenses in forwarding soliciting material to their principals, the beneficial owners of our common stock. We will pay the expense of preparing, assembling, printing, mailing and soliciting proxies.

Is there electronic access to the proxy materials and annual report?

Yes. This proxy statement and our annual report are available on our web site, www.allegiant.com.

STOCK OWNERSHIP

Security Ownership of Management and Certain Beneficial Owners

The following table shows information known to us with respect to beneficial ownership of our common stock as of May 1, 2017, by (A) each director, (B) each of the executive officers named in the Summary Compensation Table beginning on page 27, (C) all executive officers and directors as a group and (D) each person known by us to be a beneficial owner of more than 5 percent of our outstanding common stock.

Each shareholder’s percentage ownership in the following table is based on 16,636,843 shares of common stock outstanding as of May 1, 2017 and treating as outstanding all options held by that shareholder and exercisable within 60 days of May 1, 2017.

Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock held by them.

	Shares Beneficially Owned
Name of Beneficial Owner	Number	Percentage
5% Shareholders:
Maurice J. Gallagher, Jr. (1)	3,398,074	20.4%
BlackRock, Inc. (2)	1,432,374	8.6%
Renaissance Technologies, LLC (3)	1,211,400	7.3%
The Vanguard Group (4)	1,105,971	6.6%
FMR, LLC (5)	926,540	5.6%

Named Executive Officers and Directors:
Maurice J. Gallagher, Jr. (1)	3,398,074	20.4%
Montie Brewer (6)	11,000	*
Gary Ellmer (7)	2,255	*
Linda Marvin (8)	5,000	*
Charles Pollard (9)	5,000	*
John Redmond (10)	85,769	*
Scott Allard (11)	25,049	*
Jude Bricker (12)	17,148	*
Scott Sheldon (13)	22,251	*
All executive officers and directors as a group (11 persons) (14)	3,660,825	22.0%

* Represents ownership of less than one percent.

1.
The address of Maurice J. Gallagher, Jr., is 1201 N. Town Center Drive, Las Vegas, Nevada 89144. These shares include 215,000 shares of common stock held by two entities controlled by Mr. Gallagher. The shares also include options to purchase 22,382 shares which are presently exercisable and 7,147 shares of restricted stock not yet vested. Of Mr. Gallagher's ownership, 800,000 shares are pledged under a line of credit agreement with a balance of less than 10 percent of the value of the pledged stock as of April 28, 2017.

2.
Information is based on a Schedule 13G/Amendment No. 7 filed with the Securities and Exchange Commission on January 19, 2017, by BlackRock, Inc. The Schedule 13G/Amendment No. 7 reports that as of December 31, 2016, BlackRock, Inc. has sole voting power over 1,410,270 shares and sole dispositive power over 1,432,374 shares which are owned by various subsidiaries of BlackRock, Inc. with no subsidiaries (other than BlackRock Fund Advisors) owning more than 5 percent of our outstanding common stock. The address of this beneficial owner is 55 East 52nd Street, New York, NY 10055.

3.
Information is based on a Schedule 13G/Amendment No. 3 filed with the Securities and Exchange Commission on February 14, 2017, by Renaissance Technologies, LLC ("RTC") and Renaissance Technologies Holdings Corporation ("RTHC"). The Schedule 13G/Amendment No. 3 reports that as of December 30, 2016, RTC (an investment adviser) and RTHC, by virtue of its majority ownership of RTC, have sole voting and dispositive power over 1,211,400 shares. The address of these beneficial owners is 800 Third Avenue, New York, NY 10022.

4.
Information is based on a Schedule 13G/Amendment No. 3 filed with the Securities and Exchange Commission on February 9, 2017, by The Vanguard Group as an investment adviser. The Schedule 13G/Amendment No. 3 reports that as of December 31, 2016, The Vanguard Group beneficially owns the indicated shares with sole voting power over 25,628 shares, shared voting power over 200 shares, sole dispositive power over 1,080,366 shares and shared dispositive power over 25,605 shares. The address of this beneficial owner is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

5.
Information is based on a Schedule 13G/Amendment No. 1 filed with the Securities and Exchange Commission on February 14, 2017, by FMR, LLC. The Schedule 13G/Amendment No. 1 reports that as of December 30, 2016, FMR, LLC beneficially owns the indicated shares with sole voting power over 232,240 shares and sole dispositive power over 926,540 shares. The shares reported reflect the securities beneficially owned, or that may be deemed to be beneficially owned, by FMR LLC, certain of its subsidiaries and affiliates, and other companies. Abigail P. Johnson and members of her family may be deemed to have a controlling group with respect to FMR LLC by virtue of their ownership of shares in FMR LLC and a voting agreement. Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (“Fidelity Funds”) advised by the Fidelity Management & Research Company (“FMR Co”), a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. Fidelity Management & Research Company carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees. The address of this beneficial owner is 245 Summer Street, Boston, Massachusetts 02210.

6.	Includes 1,000 shares of restricted stock held by Mr. Brewer not yet vested as of the date of this proxy statement.

7.	Includes 1,000 shares of restricted stock held by Mr. Ellmer not yet vested as of the date of this proxy statement.

8.	Includes 1,000 shares of restricted stock held by Ms. Marvin not yet vested as of the date of this proxy statement.

9.	Includes 1,000 shares of restricted stock held by Mr. Pollard not yet vested as of the date of this proxy statement.

10.
Includes 55,025 shares of restricted stock held by Mr. Redmond not yet vested as of the date of this proxy statement. Mr. Redmond's shares owned outright by him are in a brokerage account securing a line of credit.

11.	Includes 16,718 shares of restricted stock held by Mr. Allard not yet vested as of the date of this proxy statement and also includes options to purchase 5,193 shares which are presently exercisable.

12.	Includes 17,147 shares of restricted stock held by Mr. Bricker not yet vested as of the date of this proxy statement.

13.	Includes 17,147 shares of restricted stock held by Mr. Sheldon not yet vested as of the date of this proxy statement and also includes options to purchase 2,597 shares which are presently exercisable.

14.
See footnotes 1, 6-13. Also includes 62,103 shares of restricted stock not yet vested as of the date of this proxy statement, options to purchase 10,820 shares presently exercisable and 16,356 other shares of stock owned by two executive officers not included in the named executive officers in this proxy statement.

Securities Authorized for Issuance under Equity Compensation Plans

The following table provides information regarding options, warrants and other rights to acquire equity securities under our equity compensation plans as of December 31, 2016:

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (1)	Weighted-Average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (2)

Equity compensation plans approved by security holders (3)	43,589	$84.04	1,662,104

1.
The shares shown as being issuable under equity compensation plans approved by our security holders exclude unvested restricted stock awards of 253,658 as all restricted stock awards are deemed to have been issued, and exclude all outstanding stock appreciation rights ("SARs") which are settled in cash.

2.
Our 2016 Long-Term Incentive Plan applies a fungible ratio such that a full-value award, such as a restricted stock grant or restricted stock unit grant, will be counted at 2 times its number for purposes of the plan limit. As a result, only a maximum of 831,052 shares of restricted stock are remaining for future issuance under the 2016 Long-Term Incentive Plan.

3.	There are no securities to be issued under any equity compensation plans not approved by our security holders.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers and persons who own more than 10 percent of our equity securities to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. Such persons are required by the Exchange Act to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of the copies of such forms received by us with respect to transactions during 2016 through the date of this statement, or written representations from certain reporting persons, we believe that all filing requirements applicable to our directors, executive officers and persons who own more than 10 percent of our equity securities have been complied with.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our by-laws provide that there shall be six directors. Each year, all members of our board of directors are to be elected.  All directors serve for a one-year term.

The following table sets forth certain information with respect to our board of directors as of May 1, 2017:

Name	Age	Position	Director Since (1)
Maurice J. Gallagher, Jr.	67	Chief Executive Officer, Chairman of the Board	2001
John Redmond	58	President, Director	2007
Montie Brewer (2) (3)	59	Director	2009
Gary Ellmer (2) (3) (4)	63	Director	2008
Linda A. Marvin (3) (4)	55	Director	2013
Charles Pollard (2) (4)	59	Director	2009

1.	Each director serves for a one-year term with all directors being elected at each shareholders’ meeting.

2.	Member of the compensation committee.

3.	Member of the nominating committee.

4.	Member of the audit committee.

Nominees for Election as Directors

All of our directors are to be elected at this annual meeting. The nominating committee of our board of directors has recommended, and our board of directors has approved, the nomination of all existing board members for reelection for a one-year term expiring in 2018. Each elected director will hold office until his or her term expires and until his or her successor is duly elected and qualified.

In accordance with the provisions of our by-laws, each nominee has submitted his or her resignation from the board to become effective if the nominee receives more “against” votes than “for” votes and if the resignation is accepted by the board after consideration and recommendation by the nominating committee.

It is the intention of the persons named in the accompanying proxy form to vote for the election of all nominees unless otherwise instructed. If, for any reason, any such nominee is not a candidate when the election occurs, which event is not anticipated, it is the intention of the persons named in the accompanying proxy form to vote for the remaining nominees named and to vote in accordance with their best judgment if any substitute nominees are named.

Below are the principal occupations and business experience, for at least the past five years, of each nominee. In addition, we indicate below the experience and qualifications which led the board of directors to conclude that each person should serve on the board:

Maurice J. Gallagher, Jr. has been actively involved in the management of our company since he became our majority owner and joined our board of directors in 2001. He has served as our chief executive officer since 2003 and was designated chairman of the board in 2006. Prior to his involvement with Allegiant, Mr. Gallagher devoted his time to his investment activities, including companies which he founded. Mr. Gallagher was one of the founders of ValuJet Airlines, Inc. (the predecessor of  AirTran) and served as an officer and director of ValuJet from its inception in 1993 until 1997. From 1983 until 1992, Mr. Gallagher was a principal owner and executive of WestAir Commuter Airlines.

As the founder of our business strategy and as our chief executive officer for the last 16 years, Mr. Gallagher provides invaluable strategic direction, innovation and experience to our board.

John Redmond was originally elected to our board in 2007 and served until June 2013, when he resigned to assume a full-time commitment in Australia. After the completion of his commitment, he was once again designated to serve on the board in April 2014 and in September 2016, he was elected as the company's president. From January 2013 until April 2014, Mr. Redmond served as managing director and chief executive officer of Echo Entertainment Group, Ltd., a gaming and hospitality company. From 2007 until January 2013, Mr. Redmond devoted his time to his private investments. Mr. Redmond served as president and chief executive officer of MGM Grand Resorts, LLC and a director of its parent company, MGM Mirage, from 2001 until 2007. Prior to that, he served as co-chief executive officer and a director of MGM Grand, Inc. from December 1999 to March 2001. He was senior vice president of MGM Grand Development, Inc. from 1996 to 1999. He served as vice-chairman of MGM Grand Detroit, LLC from 1998 to 2000 and chairman from 2000 until 2007. Prior to 1996, Mr. Redmond was senior vice president and chief financial officer of Caesars Palace and Sheraton Desert Inn, having served in various other senior operational and development positions with Caesars World, Inc. Mr. Redmond has served as a director of Vail Resorts, Inc. since 2008 and served as director of Tropicana Las Vegas Hotel and Casino, Inc. from 2009 until June 2013 and of Echo Entertainment Group Limited from September 2011 until April 2014.

Mr. Redmond’s prior experience as chief executive officer of MGM entities and extensive prior experience with other resorts provide a travel industry perspective not shared by the other members of our board. With the importance of ancillary revenue to our profitability and with the sale of hotel rooms being one of the largest individual components of our third party ancillary revenue, Mr. Redmond’s input is particularly valuable to our board.

Montie Brewer was elected to our board in 2009. Mr. Brewer served in senior management roles for Air Canada from 2002 until 2009, serving as its president and chief executive officer from 2004 until 2009. Mr. Brewer served on the board of directors of Air Canada from 2002 until 2010. Prior to Air Canada, Mr. Brewer served as senior vice president-planning for United Airlines and previously worked at Northwest Airlines, Republic Airlines, Braniff and TransWorld Airlines, beginning his employment in the airline industry in 1981. Mr. Brewer served as an executive officer of United Airlines from 1988 until 2002. Mr. Brewer has also served as a director of Aer Lingus since 2010.

Mr. Brewer’s prior experience as chief executive officer of Air Canada for more than four years, and his more than 28 years in management positions at multiple airlines, provide the background for a conclusion that he is a valuable addition to our board.

Gary Ellmer was elected to our board in 2008. Mr. Ellmer served in senior management positions for ATA Airlines from 2006 until February 2008, serving as chief operating officer from September 2007 until February 2008.  ATA filed for Chapter 11 bankruptcy protection in April 2008. Mr. Ellmer served as president and chief operating officer of Executive Airlines/American Eagle Caribbean from 2002 until 2006. From 1998 until 2002, he served in various officer positions for American Eagle Airlines, Business Express Airlines and WestAir Commuter Airlines.

Mr. Ellmer’s service as chief operating officer of three airlines, and more than 27 years of experience in the airline industry, provide significant experience with regard to airline operations to support a conclusion that he should continue to serve on our board.

Linda A. Marvin was elected to our board in 2013. Ms. Marvin served as chief financial officer of the Company from 2001 until 2007 and consulted with the Company on a part-time basis until 2008. Since then, Ms. Marvin has dedicated her time to philanthropic activities and her private investments. She served as an officer of The Animal Foundation from January 2010 until January 2013 and served as its chairman from February 2013 until March 2016. She is also an active member of the United Way's Women's Leadership Council. From 1996 through 2001, Ms. Marvin held various management positions for Mpower Communications, including chief financial officer and senior vice president of finance. Prior to that, she was involved in the airline industry in various finance and accounting roles with Business Express/Delta Connection and with WestAir Commuter Airlines and earlier in her career, served as an audit manager with KPMG Peat Marwick.

Ms. Marvin’s experience as chief financial officer of the Company, and her background in the airline industry, add valuable knowledge to our board.

Charles W. Pollard was elected to our board in 2009. Mr. Pollard served in various executive positions for Omni Air International from 1997 until 2009, including as its president and chief executive officer from January 2007 until September 2008. Prior to his employment with Omni Air International, Mr. Pollard served in various executive positions for World Airways from 1987 until 1997, including as president and chief executive officer from 1993 to 1997. Mr. Pollard began his career as an attorney in the corporate practice group of Skadden, Arps, Slate, Meagher & Flom LLP from 1983 to 1987. Mr. Pollard served as a director of Air Partner, PLC from 2009 through 2014, and has served as a director of Aircastle Limited since 2010.

Mr. Pollard’s experience as chief executive officer of both Omni Air International and World Airways, and his corporate law background, provide a skill set of particular value to our board.

Our board of directors recommends that shareholders vote FOR each of the nominees to our board of directors.  Please note that proxies cannot be voted for more than six directors.

Director Independence

Our board of directors has determined that all of our directors, other than Maurice J. Gallagher, Jr. and John Redmond, are independent under the rules of the Nasdaq Stock Market. As neither Mr. Gallagher nor Mr. Redmond serve on any of the board’s committees, all committee members are independent under the rules of the Nasdaq Stock Market.

Committees of the Board of Directors

We have a standing audit committee, compensation committee and nominating committee. Each committee has the right to retain its own legal and other advisors.

Audit Committee

The audit committee is currently comprised of Gary Ellmer, Linda Marvin and Charles Pollard, each of whom is independent under the rules of the Securities and Exchange Commission and the Nasdaq Stock Market listing standards. Linda Marvin has been identified as the audit committee financial expert and serves as the chairperson of the committee. Our audit committee met nine times during the 2016 year, including action taken by the committee as a part of a full board meeting.

Our board of directors has adopted a charter for the audit committee setting forth the structure, powers and responsibilities of the audit committee. A copy of the audit committee charter can be found on our website at www.allegiant.com by clicking on “About Allegiant,” then “Investor Relations,” then “Corporate Governance” under which the “Committee Charters” are found. Pursuant to the charter, the audit committee will be comprised of at least three members appointed by the board of directors, each of whom shall satisfy the membership requirements of independence, financial literacy or accounting or financial expertise as prescribed by applicable rules.
The audit committee provides assistance to the board of directors in fulfilling its legal and fiduciary obligations in matters involving our accounting, auditing, financial reporting, internal control and legal compliance functions. The audit committee also oversees the audit efforts of our independent registered public accounting firm and takes those actions as it deems necessary to satisfy itself that the auditors are independent of management.
Compensation Committee

The compensation committee is comprised of Montie Brewer, Gary Ellmer and Charles Pollard, each of whom is a non-employee director and is independent under the Nasdaq Stock Market listing standards. Our compensation committee met three times during the 2016 year, including action taken by the committee as a part of full board meetings.

Our board of directors has adopted a charter for the compensation committee setting forth the structure, powers and responsibilities of the compensation committee. A copy of the charter of the compensation committee can be found on our website at www.allegiant.com by clicking on “About Allegiant,” then “Investor Relations,” then “Corporate Governance” under which the “Committee Charters” are found.
The compensation committee determines our compensation policies and forms of compensation provided to our directors and officers. The compensation committee also reviews and determines bonuses for our officers and certain other employees. In addition, the compensation committee reviews and determines stock-based compensation for our directors, officers, employees and consultants, and administers our long-term incentive plan. Our chief executive officer and chairman of the board, Maurice J. Gallagher, Jr., provides input to the compensation committee in making compensation decisions for our other executive officers.

Nominating Committee

The nominating committee is authorized and empowered to submit to the entire board of directors for its approval, the committee’s recommendations for nominees to the board of directors. The nominating committee consists of Montie Brewer, Gary Ellmer and Linda Marvin. All of the current members of our nominating committee are independent under the rules of the Nasdaq Stock Market. Our nominating committee met one time during the 2016 year.

The responsibilities of the nominating committee are to identify individuals qualified to become board members, recommend director nominees to the board of directors prior to each annual meeting of shareholders, and recommend nominees for any committee of the board. A copy of the charter of the nominating committee can be found on our website at www.allegiant.com by clicking on “About Allegiant,” then “Investor Relations,” then “Corporate Governance” under which the “Committee Charters” are found.
To fulfill its responsibilities, the nominating committee will periodically consider and make recommendations to the board regarding what experience, talents, skills and other characteristics the board as a whole should possess in order to maintain its effectiveness. In determining whether to nominate an incumbent director for reelection, the nominating committee will evaluate each incumbent's continued service, in light of the board’s collective requirements, at the time such director comes up for reelection. When the need for a new director arises (whether because of a newly created board seat or vacancy), the nominating committee will proceed by whatever means it deems appropriate to identify a qualified candidate or candidates. The nominating committee will review the qualifications of each candidate. Final candidates will generally be interviewed by our chairman of the board and one or more other board members. The nominating committee will then make a recommendation to the board based on its review, the results of interviews with the candidate and all other available information. Our board makes the final decision on whether to invite the candidate to join the board.
The nominating committee’s charter provides general qualifications nominees should meet. These qualifications include the following:

·
Directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of our shareholders. They must also have an inquisitive and objective perspective, practical wisdom and mature judgment. We endeavor to have a board representing experience in areas that are relevant to our business activities.

·
Directors must be willing to devote sufficient time to carrying out their duties and responsibilities efficiently, and should be committed to serve on the board for an extended period of time. Directors should offer their resignation in the event of any significant change in their personal circumstances, including a change in their principal job responsibilities, which would reasonably be expected to adversely affect his or her ability to perform the duties of a director.

·
A director should disclose the director’s consideration of new directorships with other organizations so that the board can consider and express its views regarding the impact on the director’s service to us. The nominating committee and the board will consider service on other boards in considering potential candidates for nomination to stand for election or re-election to our board. Current positions held by directors may be maintained unless the board determines that doing so would impair the director’s service to our board.

Any shareholder may nominate a person for election as a director at a meeting of shareholders at which the nominating shareholder is entitled to vote by following certain procedures. These procedures generally require that certain written information about the nominee and nominating shareholder be delivered or mailed and received at our principal executive offices, to the attention of our corporate secretary, not less than 120 calendar days in advance of the date of the notice of annual meeting is released to shareholders in connection with the previous year’s annual meeting of shareholders.

In addition, the nominating committee will consider for inclusion in the board’s annual slate of director nominees, candidates recommended by significant, long-term shareholders. A significant long-term shareholder is a shareholder, or group of shareholders, that beneficially owned more than 5 percent of our voting stock for at least two years as of the date the recommendation was made, and at the record date for the shareholder meeting. In order for such a nominee to be considered for inclusion with the board’s slate, the nominating shareholder shall submit a timely nomination notice in accordance with the procedures above. The nominating shareholder should expressly indicate in the notice that such shareholder desires that the board and nominating committee consider the shareholder’s nominee for inclusion with the board’s slate of nominees for the meeting. The nominating shareholder and shareholder’s nominee should undertake to provide, or consent to our obtaining, all other information the board and nominating committee request in connection with their evaluation of the nominee.

A shareholder nominee submitted for inclusion in the board’s slate of nominees should meet the criteria for a director described above. In addition, in evaluating shareholder nominees for inclusion in the board’s slate of nominees, the board and nominating committee may consider all information relevant, in their business judgment, to the decision of whether to nominate a particular candidate for a particular board seat, taking into account the then-current composition of our board. The nominating committee would expect to use the same procedures to evaluate nominees for director whether recommended by a shareholder or recommended by another source.  To date, we have not received any board nominee recommendations from shareholders.

Our board has determined that we are benefited by having a small board with directors with substantial relevant industry experience. The board does not anticipate any imminent changes to the composition of the board, but expects the nominating committee to consider diversity as well as relevant industry experience in identifying nominees for director in the future.

The nominating committee continues to evaluate its policies and procedures regarding shareholder nominations in light of changing industry practices and regulation. The policies and procedures described above are subject to change.

Meetings of our Board of Directors

Our board of directors met six times during the 2016 year. Each of our incumbent directors attended at least 75 percent of the total of all board and committee meetings he or she was entitled to attend during the 2016 year. It is our policy to encourage board members to attend each annual meeting of shareholders so that the board is adequately represented. As our annual meeting of shareholders is not held coincident with any board meeting so as not to distract from the business of the board, two of the current members of our board of directors attended our annual shareholders’ meeting in 2016.

Independent members of our board may be contacted by letter directed to the named member in care of Allegiant Travel Company, Corporate Secretary, 1201 N. Town Center Drive, Las Vegas, Nevada 89144. The sealed envelope will be sent on to the addressee by our corporate secretary.
Board Leadership Structure

We believe our chief executive officer, Maurice Gallagher, Jr., is best suited to serve as chairman of the board, as he is our largest shareholder and he has led the development and implementation of our business strategy since he acquired a majority interest in the Company in 2001. As chairman and chief executive officer, Mr. Gallagher provides clear direction for both the operations of our Company and board deliberations, and as a result of his stock ownership position and his service without any base compensation, his interests are fully aligned with those of our shareholders. Combining the roles of chairman and chief executive officer also provides a clear leadership structure for the management team.

In January 2015, our board established the role of lead independent director. Our board decided to rotate the lead independent director among all of the independent board members as all of our outside directors have extensive relevant industry and executive experience. Charles Pollard's tenure as lead independent director expired in April 2017 when Montie Brewer assumed the role. It is expected that each lead independent director will serve for a one-year term until his or her successor assumes those responsibilities. The lead director’s responsibilities are to: (a) preside at and establish the agenda for executive sessions of the non-management directors and any other meetings of non-management directors; (b) communicate feedback to the chairman following executive sessions; (c) preside at all meetings where the chairman is not present or where the chairman could be perceived as having a conflict of interest; (d) consult with the chairman concerning board meeting agendas; (e) serve as liaison between the chairman and non-management directors as appropriate; (f) call meetings of the non-management directors, if appropriate; and (g) perform such other duties as may be delegated to him or her by the chairman, the full board or the independent directors.
The independent directors meet outside the presence of Mr. Gallagher on a quarterly basis. Further, it is important to note that all of our directors are elected annually, the board receives updates on our operating strategies from the chief executive officer and other members of senior management at each quarterly board meeting, and financial information is provided to directors on a monthly basis. The board believes all of the foregoing factors provide an appropriate balance between effective and efficient Company leadership and sufficient oversight by non-management directors.
Risk Oversight

While risk management is the primary responsibility of our management team, our board of directors is regularly involved in the oversight of the most material risks faced by us and monitors areas of risk as a routine board agenda item.  Of the six members on the board, four are independent directors, and each of these has extensive experience in managing companies in the travel industry, having each served more than ten years in executive or finance positions with airlines. Bringing this exceptional depth of experience, the board is involved in all critical decisions regarding strategic direction, choice of aircraft, significant aircraft purchase transactions, finance transactions, application of cash to stock repurchases or payment of dividends, fuel hedging opportunities, any merger and acquisition opportunities, and any other material Company decisions outside of the ordinary course of our operations.

One area of risk oversight relates to our operations and the maintenance and safety of our aircraft.  In this regard, we have arranged for two of our independent directors to regularly meet with our operations and maintenance personnel and to report back to the board.  In addition, our senior operations personnel make a presentation to the board at each quarterly board meeting.  The airline experience of our board allows it to meaningfully participate in the oversight of this risk area.

Our board committees, which are comprised solely of independent directors, also participate in risk oversight.

The audit committee oversees risks related to our financial reporting and internal controls with quarterly meetings, including private sessions with our outside auditing firm, our internal audit personnel, and management responsible for financial accounting.  Audit committee approval is also required for any related party transactions.

Our board, and the compensation committee in particular, manages the risk inherent to our compensation programs.  Our board believes the risk associated with our compensation programs has been reduced to a large extent as management’s interests are aligned with those of our shareholders since the bonus plan is based on Company profitability, the value of option and stock appreciation right grants is based on stock price appreciation, and the vesting schedule associated with stock grants incentivize long-term growth rather than short-term risk taking.  In addition, the majority of executive compensation is paid through cash bonuses tied to our profitability and equity grants under which the value depends on the value of our stock.  Further, our shareholders have not suffered any dilution from equity grants as the number of shares repurchased by us under stock repurchase plans has exceeded the number of shares subject to equity grants.

Even when the oversight of a specific area of risk has been delegated to a committee, the full board may maintain oversight over such risks through regular reports from the committee to the full board.

Code of Ethics

We have adopted a Corporate Code of Conduct and Ethics (the "Code of Ethics") that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, as well as to other directors, officers and employees of ours. The Code of Ethics is posted on our website (www.allegiant.com) and is available in print free of charge to any shareholder who requests a copy. Interested parties may address a written request for a printed copy of the Code of Ethics to our outside counsel: Robert B. Goldberg, Ellis Funk, P.C., 3490 Piedmont Road, Suite 400, Atlanta, Georgia 30305. We intend to satisfy the disclosure requirement regarding any amendment to, or a waiver of, a provision of the Code of Ethics for our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions by posting such information on our website.

BOARD AUDIT COMMITTEE REPORT

The audit committee reports to our board of directors and is responsible for, among other things, considering the appointment and compensation of our independent auditors, reviewing their independence, reviewing with the auditors the plan and scope of the audit, monitoring the adequacy of reporting and internal controls, and discussing our financial statements and other financial information with management and the independent auditors. The audit committee acts under a written charter adopted and approved by our board of directors.  Our board of directors has determined that none of the members of the audit committee has a relationship with our Company that may interfere with the audit committee’s independence from our Company and management.

Management has primary responsibility for the financial statements and the overall reporting process, including the system of internal controls. The independent auditors audit our financial statements prepared by management, express an opinion as to whether those financial statements fairly present the financial position, results of operations and cash flows prepared in accordance with accounting principles generally accepted in the United States of America, and discuss with the audit committee any issues they believe should be raised.  Our independent auditors also issue an opinion as to the effectiveness of our internal control over financial reporting.

In connection with the preparation and filing of our annual report on Form 10-K for the year ended December 31, 2016:

(1)
The audit committee reviewed and discussed our audited financial statements with management. Management has represented to the audit committee that the financial statements were prepared in accordance with accounting principles generally accepted in the United States of America.

(2)
The audit committee discussed with KPMG LLP, our independent auditors, the matters required to be discussed by the Public Company Accounting Oversight Board (PCAOB) Auditing Standard No. 16 (Communications with Audit Committees) as amended.

(3)
The audit committee received the written disclosures and the letter from KPMG LLP required by the applicable requirement of the Public Company Accounting Oversight Board regarding the independent accountants’ communications with the audit committee concerning independence, and has discussed with KPMG LLP the independence of that firm as our independent auditors. All audit and non-audit services provided by KPMG LLP were reviewed by the audit committee. The audit committee has considered whether the provision of non-audit services is compatible with maintaining the auditors’ independence.

(4)
Based on the audit committee’s review and discussions referred to above, the audit committee recommended to our board of directors that our audited financial statements be included in our annual report on Form 10-K for the fiscal year ended December 31, 2016 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE
Gary Ellmer	Linda A. Marvin	Charles W. Pollard

The foregoing report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Acts.

EXECUTIVE OFFICERS

Our executive officers and their respective ages as of May 1, 2017, are as follows:

Name	Age	Position
Maurice J. Gallagher, Jr.	67	Chief Executive Officer, Chairman of the Board
John Redmond	58	President, Board Member
Scott Sheldon	39	Executive Vice President, Chief Financial Officer
Scott M. Allard	49	Executive Vice President, Chief Information Officer
Jude I. Bricker	43	Executive Vice President, Chief Operating Officer
M. Ponder Harrison	55	Executive Vice President, Chief Marketing Officer
Gregory C. Anderson	35	Senior Vice President, Treasury and Principal Accounting Officer

Maurice J. Gallagher, Jr. - as a director, biographical information on Mr. Gallagher is located above.

John Redmond - as a director, biographical information on Mr. Redmond is located above.

Scott Sheldon was promoted to executive vice president in January 2017. He has served as our chief financial officer since 2010. He served as a senior vice president from 2010 until January 2017, and served as our principal accounting officer from 2007 until 2010. Prior to that, Mr. Sheldon served in other accounting positions for us from 2004 until 2010. From 2001 until 2004, Mr. Sheldon worked in public accounting for the Perry-Smith, LLP regional public accounting firm in Sacramento, California.

Scott M. Allard was promoted to executive vice president in January 2017 and has served as our chief information officer since 2011. He served as a senior vice president from 2011 until January 2017. Mr. Allard worked as an independent consultant from July 2009 until December 2010, primarily for TheLadders.com (an Internet job search board) and Register.com (an Internet registrar) before beginning a consulting role for us. Mr. Allard served as vice president, chief information officer, of Spirit Airlines from 2006 until 2009. Previously, he served as vice president, technology of Travelworm, an online travel company, from 2004 until 2006. Prior to that, he held positions as application product manager for American Express and director of development for Priceline.com.

Jude I. Bricker was promoted to executive vice president in January 2017 and has served as our chief operating officer since January 2016. He served as our senior vice president, planning from April 2012 until January 2017, as vice president, corporate finance from April 2010 until April 2012, and in other positions for us since he joined Allegiant in 2006. From 2004 until 2006, Mr. Bricker was employed by American Airlines. Mr. Bricker served in the U.S. Marines from 1996 to 2002.

M. Ponder Harrison was elected to serve as our executive vice president and chief marketing officer in March 2017. Mr. Harrison previously served as an executive officer and managing director of Allegiant from 2002 through 2009. Since that time, he has continued to consult on and contribute to the Company's business strategy. From June 2001 through August 2002, Mr. Harrison was president of Corporate Aircraft Partners, which was a fractional aircraft leasing and charter airline. Prior to his involvement with Corporate Aircraft Partners, Mr. Harrison devoted his time to investment activities, including Virtual Premise, Inc., a SaaS provider of real estate information management solutions for corporations. He served as its chairman and chief executive officer until its acquisition by CoStar Group, Inc. in 2011. Mr. Harrison was vice president of sales and marketing for ValuJet Airlines from its commencement of business in 1993 until 1998 after its merger with AirTran. Before joining ValuJet, Mr. Harrison worked in various marketing roles at Delta Air Lines from 1983 through 1992.

Gregory C. Anderson was promoted to senior vice president, treasury on January 2017 and has served as our principal accounting officer since January 2015. He has worked in our accounting department since January 2010. Prior to joining the Company, Mr. Anderson worked in corporate accounting for U.S. Airways from May 2009 until January 2010 and worked in public accounting for Ernst & Young prior to joining U.S. Airways. Mr. Anderson is a certified public accountant.
None of our executive officers is related to any other executive officer or to any of our directors. Our executive officers are elected annually by our board of directors and serve until their successors are duly elected and qualified.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following discussion and analysis of compensation arrangements of our executive officers should be read together with the compensation tables and related disclosures in this proxy statement.

Our compensation committee is responsible for establishing and implementing our compensation philosophy. Our compensation committee is appointed by our board of directors. Under the compensation committee charter, our compensation committee has the responsibility for determining compensation for our chief executive officer, for any other executive officer who serves on the board and for any of our other executive officers with a base salary of $200,000 or more. Our compensation committee also approves all equity grants under our long-term incentive plan.

Our named executive officers for 2016 were:

Maurice J. Gallagher, Jr.	Chairman, Chief Executive Officer
John Redmond	President
Scott Sheldon	Senior Vice President, Chief Financial Officer
Scott M. Allard	Senior Vice President, Chief Information Officer
Jude I. Bricker	Senior Vice President, Chief Operating Officer

Executive Summary of 2016 Company Performance

During 2016, we solidified our plans to begin operating a single fleet type and launched the Allegiant World MasterCard®. We also continued to grow our nationwide service by adding aircraft to our operating fleet and providing service on more routes to more cities. We returned money to shareholders as we continued and increased the amount of our quarterly cash dividend and continued to repurchase shares under our stock repurchase program.

In 2015, we benefited from a substantial drop in fuel price (which had historically been our largest cost component) and as a result, achieved a record year in operating income, operating margin, net income and earnings per share. We consider 2016 to have been a highly successful year as we came close to 2015 levels in operating income, operating margin and net income and reached new records in operating revenue and earnings per share, all as our operating network continued to grow.

The following chart illustrates the continuing growth and profitability of our model over the past five years:

	For the Year Ended December 31,
	2016	2015	2014	2013	2012
Financial Data:
Total operating revenue (in thousands)	$1,362,831	$1,262,188	$1,137,046	$996,150	$908,719
Operating income (in thousands)	$370,558	$371,702	$157,345	$154,737	$132,304
Net income attributable to Allegiant Travel Company (in thousands)	$219,590	$220,374	$86,689	$92,273	$78,597
Diluted earnings per share to common shareholders	$13.21	$12.94	$4.86	$4.82	$4.06
Cash dividends declared per share	$2.40	$2.75	$2.50	$2.25	$2.00
Operating margin	27.2%	29.4%	13.8%	15.5%	14.6%
Routes & Aircraft (end of period):
Total cities	118	105	96	100	87
Total routes	360	296	233	226	195
Total aircraft in service	84	80	70	66	63

Our total shareholder return for the last three years, as shown in the stock price performance section in our annual report, was 62.5 percent for the period from January 1, 2014 until December 31, 2016; this represents more than double the 28.9 percent return for the Nasdaq Composite Index over the same period.

We have the longest period of continuous profitable quarters in the domestic airline industry, 57 quarters through March 31, 2017.

Compensation Philosophy and Objectives

The primary objectives of the compensation committee of our board of directors with respect to executive compensation are to retain the current executive team, to attract additional talented people, to provide annual cash incentives upon achievement of measurable corporate performance objectives, and to assure executives' incentives are aligned with shareholder value creation. To achieve these objectives, the compensation committee maintains compensation plans that tie the cash bonus portion of executives' total compensation to our financial and operating performance. Overall, the total compensation package is intended to create an executive compensation program: (i) providing for base compensation at below market levels, and (ii) rewarding our named executive officers for profitable performance.

In 2016 and prior years, our compensation committee did not use any particular formula to determine executive compensation, but considered many factors. We have had a very successful approach to establishing and allocating bonus compensation for the past 15 years. During this time, we have had industry-leading profits as a percentage of revenues and have grown the Company more than tenfold and our stock price has increased more than eightfold from our initial public offering price in 2006. The majority of compensation for our senior executives has been based on performance with fixed base compensation generally less than 20 percent of total compensation on average. The annual bonus amounts awarded by the compensation committee have been derived from financial and individual performance exclusively. Namely, if the Company was financially successful and senior officers personally performed, they were awarded commensurate bonus amounts. This approach has enabled the Company to attract excellent talent and perhaps more importantly retain this talent. But, we realize this approach is not favored by compensation experts who believe there need to be specific metrics for the executive officers’ bonus calculation.

To illustrate the correlation of executive cash bonuses with our operating results, the following chart compares our operating margin (as a percentage of revenues) with the average amount of cash bonus paid to our named executive officers ("NEO"), including our chief executive officer, since 2010.

The following chart illustrates that the average cash bonus to our named executive officers, including our chief executive officer, as a percentage of our operating income has remained fairly steady over the last seven years.

Although the compensation committee has been pleased with the success of the Company and how compensation has been determined in years past, the compensation committee has adopted a metrics-based approach to determine the cash bonuses to be payable to our named executive officers, including our chief executive officer, in 2017 and future years. The compensation committee believes this will provide greater transparency to investors and will formalize operational targets for our executive officers in addition to reiterating the financial goals management has always been focused on. The cash bonus formula is to be applied in 2017 and future years and is discussed below.

Our chief executive officer, Maurice J. Gallagher, Jr., has a substantial equity position. Historically, he has chosen to serve without a base salary and expects to continue to serve without a base salary into the future. In 2016, the compensation committee included Mr. Gallagher in the allocation of the cash bonus pool and also granted him stock-based awards to reward him for our company's industry-leading profit margins. For 2017 and subsequent years, Mr. Gallagher will be eligible to participate in our annual cash bonus plan up to the amount determined under the formula adopted by the compensation committee. We expect Mr. Gallagher will participate in future equity grants each year at the discretion of the compensation committee from year to year, and the amounts granted to him will depend on our profitability in relation to our expectations and other relevant factors.

In September 2016, we hired John Redmond as our president and in March 2017, we hired Ponder Harrison as our executive vice president - chief marketing officer. The additions to our senior executive team of Mr. Redmond with his substantial experience in the hospitality industry and Mr. Harrison with his substantial marketing background provide further senior executive depth, provide greater bandwidth to allow us to pursue travel and leisure opportunities and also facilitate succession planning for the organization. As our management team is comprised of executives with substantial airline experience, the addition of Mr. Redmond to the executive team provides valuable expertise in aspects of travel and leisure key to our business and future prospects (in particular, hotel room sales are one of the largest components of our third party revenue). Mr. Harrison, with his extensive marketing background, will lead Company revenue initiatives expected to contribute significantly to future revenue growth.

Under the employment agreements with these newly hired executives, they will devote their full-time efforts to the Company and the stock grants to the executives will constitute the entire compensation entitlement for these officers. Each of these executives will receive no base salary and no automatic eligibility to participate in the annual cash bonus plan. The equity grants must be earned by continuing service over the three-year vesting period as there is no acceleration of vesting beyond pro rata in the event of any employment termination or change in control. Our compensation committee believed it to be an exceptional opportunity to add these executives to our management team without any base salary and with no right to participate in our cash bonus plan. These individuals’ agreements to serve without any entitlement to receive cash compensation confirm their commitment to the success of the Company as their compensation will be solely dependent on our equity value. Consistent with our approach to be different from others in our industry, we now have three of our senior-most executives serving without any base salary. We know of no other company in our industry with such a proportion of senior executives being paid this way. As such, the interests of these newly hired executive officers will be totally aligned with the interests of our shareholders. In addition, with our continuing stock repurchase program, there is no net dilution to our shareholders as the number of shares repurchased during 2016 exceeded the total number of shares granted during the year, including the grants to Mr. Redmond and the retention grants discussed below.

In determining incentive compensation each year, the compensation committee considers, but does not benchmark compensation against, executive compensation levels at ten other airlines: Alaska Air Group, American Airlines Group, Delta Airlines, Hawaiian Holdings, JetBlue Airways Corp., Republic Airways (no longer publicly traded), Southwest Airlines Co., Spirit Airlines, Inc., United Continental Holdings, Inc. and Virgin America (now part of Alaska Air Group). When compared with CEO compensation of these other airlines for 2015 (the last year all information was available to our compensation committee when final 2016 compensation decisions were made), our chief executive officer’s total 2016 compensation would have ranked seventh of the 11 airlines (including Allegiant) despite our industry-leading performance in many areas.

Our compensation committee emphasizes the financial metrics of operating margin and cost per available seat mile excluding fuel (or CASM-ex). During the past three years, we were first among the 11 airlines in average annual operating margin and second lowest among the airlines in CASM-ex. Our compensation committee believes this financial performance substantiates the compensation levels established for our named executive officers and, in particular, since our CEO total compensation remained relatively flat from 2015. Our operating margin for 2016 was 27.2 percent whereas the operating margin for the other airlines ranged from 11.9 percent to 22.6 percent and averaged 18.3 percent. Over the three-year period from 2014 through 2016, our operating margin averaged 23.5 percent per year even without any adjustment for a special impairment charge in 2014 whereas the annual operating margin for the other airlines averaged 16.3 percent over the same period.

Similarly, our CASM-ex for 2016 was 5.94 cents compared to a range of 5.45 cents to 10.60 cents and an average of 8.60 cents for the other airlines during the year. Over the three-year period from 2014 through 2016, our CASM-ex averaged 6.12 cents (averaging the three years equally and not on a total ASM basis) and would have been 5.96 cents without regard to the 2014 special charge. This compares with an average of 8.28 cents for the other airlines over the same period.

As we are focused on low costs as a company, our philosophy is to provide for lower than industry prevailing rates of base compensation but with opportunity to benefit from profitable operations in the form of cash bonuses and from stock value through equity awards. The base salary for our senior vice presidents in 2016 ($195,000 per year) was significantly less than the base salaries for similar executives at each of the other ten airlines considered, which ranged from $224,000 to $770,000 per year in 2015 based on their 2016 proxy statements and with a median base salary of $425,000. Similarly, the total base salary plus cash bonus (non-equity incentives) for our senior vice presidents averaged $915,000 for 2016 which was only 7 percent above the median for similar named executive officers of the other ten airlines based on their 2015 published information. Total compensation for our senior vice presidents averaged $1.6 million for 2016 (exclusive of the retention stock grant discussed below, none of which vested during 2016) which was 20 percent below the median for similar named executive officers of the other ten airlines based on their 2015 published information.

Although our compensation committee does not benchmark our executive compensation against these other airlines, the committee does consider these industry compensation levels as these are the companies most likely to compete for our executive team. Based on these comparisons, our named executive officer compensation for 2016 was justified by our outstanding company performance for 2016, virtually repeating the extraordinary success from 2015.

The compensation philosophy employed has been implemented by us without use of any outside compensation consultants.

As our shareholders approved our executive pay policies at our 2014 shareholders meeting, we have not implemented any changes to our pay policies in response to the shareholder vote. An advisory vote on executive compensation is being held at this year’s shareholder meeting.

Senior management makes recommendations to the compensation committee with respect to the total amount of cash bonuses to be paid, the allocation of the cash bonus pool among officers and employee groups, and granting of stock-based awards to executive officers. The compensation committee typically asks Mr. Gallagher to participate in its deliberations concerning approval of cash bonuses payable and stock awards granted. The compensation committee members consider the recommendations from management, and also draw on the committee members' and the chief executive officer's substantial experience in managing companies, in approving bonus levels and stock-based awards.

We structure our executive compensation program to deliver the majority of remuneration through incentives that drive both operating results and long-term value. During 2016, the substantial majority of each executive officer’s pay was at risk as more than 93 percent of each executive’s pay was payable under the cash bonus plan or long-term stock incentives. The mix of components comprising 2016 compensation for the named executive officers in this proxy statement is illustrated below:

Name & Principal Position During 2016	Base Salary	Cash Bonus	Long-term Incentive	All Other Compensation
Maurice J. Gallagher, Jr., Chairman and Chief Executive Officer	—	79.8%	19.6%	0.6%
John Redmond, President	—	2.5%	96.8%	0.7%
Scott Sheldon, Senior Vice President and Chief Financial Officer	6.4%	23.6%	68.8%	1.2%
Jude I. Bricker, Senior Vice President and Chief Operating Officer	6.4%	23.6%	68.8%	1.2%
Scott M. Allard, Senior Vice President and Chief Information Officer	6.4%	23.6%	69.0%	1.0%

Compensation Components

Compensation is broken out into the following components:

Base Salary. Neither Mr. Gallagher nor Mr. Redmond receives a base salary. As no other executive officer had a base salary of $200,000 or more in 2016, the base salary levels of other officers did not require compensation committee approval. These base salary levels are a function of our low cost strategy. Our named executive officers receive below market guaranteed pay but can profit from cash bonuses and equity awards dependent on the profitability and operating performance of the Company, aligning their interests with those of our shareholders. The base salaries for our newly promoted executive vice presidents (Messrs. Sheldon, Bricker and Allard) have been increased to $260,000 per year effective in 2017. Their base salaries were last increased four years ago in 2013. Despite the raises and consistent with our below industry base salary policy, the base salary level for these named executive officers remains almost 40% below the median base salary for similar named executive officers at the other ten airlines based on their published 2015 information. As their base salaries now exceed $200,000 per year, their cash bonuses will be subject to compensation committee approval in 2017.

Annual Discretionary Incentive Bonus Program. We structure our annual bonus compensation program to reward named executive officers, other management employees (our vice presidents, director level employees and managers) and other employees for our successful performance, and each individual's contribution to that performance. Depending on our profitability, cash bonuses may constitute a significant portion of our employees' total compensation. No cash bonus is earned unless our operating income exceeds 5 percent of our revenue for the year and, in that event, the total cash bonus pool will not exceed 10 percent of operating income. The final annual bonus pool amount is determined by our compensation committee after consideration of management recommendations and after the completion of the audit of our financial statements. Consistent with its determinations in previous years, the compensation committee approved a total bonus pool equal to approximately 7.9 percent of our operating income in 2016. The allocation of the bonus pool among groups of eligible employees and, for executive officers and other key employees, the amount of equity grants, have been approved by the compensation committee without regard to any objective, predetermined individual performance criteria for 2016 and previous years. The compensation committee relies significantly on the recommendation of our chief executive officer with respect to the allocation of the bonus pool among our executive officers and other employee groups, and equity grants for our officers and managers. Beginning in 2017, our compensation committee has adopted a formula to determine the maximum cash bonus payable to each named executive officer.

For financial statement reporting purposes, the bonus is accrued throughout each year based on an estimated payment amount. Under our program, our named executive officers are eligible to share in the bonus pool in amounts determined subsequent to the end of each year. Compensation committee approval is required for bonuses payable to our chief executive officer, any executive serving on our board (Mr. Redmond) and any other executive officers with an annual base salary of $200,000 or more (there were none in 2016). Generally, payments under this cash bonus program are contingent upon continued employment through the actual date of payment.

The compensation committee considered our profitability in 2016 in determining the amount of the bonus pool and the bonuses payable to our chief executive officer and the allocation of bonuses among our other executives and employees. In light of our profitability as well as provisions under the pilot collective bargaining agreement, the compensation committee approved an increase of the cash bonus pool from approximately $25.5 million in 2015 to $29.4 million in 2016, with approximately 46% of the increase attributable to the inclusion of the pilots in the bonus pool this year. As such, approximately 3,700 employees participated in the bonus pool in 2016 compared to 2,100 in 2015. Our pilots did not participate in the bonus pool in 2015 as prior to the collective bargaining agreement, their compensation was based on pay bands which depended on company profitability.

In our service-based business, each employee's efforts contribute to our profitability. As such, all of our employees participate in the cash bonus pool. The cash bonus pool for 2016 included approximately $12.9 million in cash bonuses paid in August 2016 and February 2017 to all employees in proportion to their base salaries. The amount payable under this portion of the bonus pool is based solely on Company performance and payouts to our employees are non-discretionary. The balance of the cash bonus was paid in the first quarter 2017 to members of the management team, in recognition of contributions made throughout the year. Employees other than our named executive officers received approximately 82 percent, 80 percent and 79 percent of the total cash bonus pool for 2016, 2015 and 2014, respectively.

The compensation committee recognized the exceptionally strong performance by the Company for a second year in a row and approved the same $2,850,000 cash bonus for our chief executive officer in 2016 as was paid to him for 2015. Considering the cash bonus to our chief executive officer, his total compensation would still rank only seventh among chief executive officers of the 11 airlines considered (including Allegiant) based on published 2015 compensation figures shown in the other companies’ 2016 proxy statements. In 2017 and future years, the chief executive officer’s cash bonus will be capped by the cash bonus formula.

Our compensation committee believes the broad-based company-wide cash bonus plan has been very effective in motivating our employees to achieve the industry-leading results we have attained.

Although the cash base salaries combined with the bonuses of our other named executive officers may exceed those of certain similar officers in other companies within our general industry grouping, our compensation committee believes this to be warranted in light of our profitability in 2016 and the degree of at risk compensation dependent on Company performance.

Cash Bonus Formula for 2017. Our compensation committee has adopted a formulaic approach to the participation of our most senior executive officers in our annual cash bonus program beginning in 2017. The formula is intended to motivate our executives to achieve specific company goals and to provide transparency to investors. Our compensation committee aligns executive compensation with our strategic plan by choosing a target performance level for each operational or financial goal (outlined in the 2017 Pay Metrics Table below) consistent with our business plan goals.

Our long-term success is highly dependent on running a reliable operation, keeping unit costs low, and achieving operating margins better than others in the industry. Each of these key strategic objectives is reflected in the goals of the Performance-Based Pay Plan.

For the named executive officers, the 2017 maximum cash bonus levels have been set as follows:

2017 Performance-Based Plan Pay

Name	Maximum as a Percentage of Based Pay
Maurice J. Gallagher, Jr.	(1)
John Redmond	(2)
M. Ponder Harrison	(2)
Scott Sheldon	500%
Scott M. Allard	500%
Jude I. Bricker	500%

1. Mr. Gallagher does not receive a base salary. His bonus eligibility is capped at four times the average bonus for the eligible executive vice presidents.
2. Under their employment agreements, neither Mr. Redmond nor Mr. Harrison has any right to participate in the cash bonus pool during the term of their employment contracts.

Incentive award payments may range from zero to 500 percent of each executive vice president’s base salary based on the achievement of performance goals set by our compensation committee at the beginning of each year. Cash bonus eligibility of up to 500 percent of base salary has been established in recognition of the below-industry base salaries of the executive officers and a Company philosophy to have a large percentage of the executives’ compensation at risk dependent on Company performance and to reward the executives for successful Company performance. For each performance metric, performance at the threshold level will result in a bonus of up to 100 percent of base salary for that metric, performance at the target level will result in a cash bonus of up to 300 percent of base salary for that metric, while the cash bonus could be as much as 500 percent for performance at or above the maximum level. The payout percentages are interpolated for performance between the levels identified, but if performance for a particular metric is below the threshold level, no payment will be made as to that metric. The formula will produce the maximum cash bonus entitlement for each factor; the compensation committee retains discretion to reduce bonus amounts below the level that would otherwise be paid. We realize these percentages may be higher than what other companies may use, but with significantly lower than industry base salaries, having a larger bonus potential is consistent with the risk-reward approach to executive compensation we have used successfully over many years. Further, the formula is intended to define the maximum amount of cash bonus for our named executive officers. Our compensation committee reserves the right to reduce the cash bonus determined under the formula for any executive officer based on the Company’s profitability and bonus accrual, compensation trends, compensation levels at other airlines with comparable profitability or other factors.

For 2017, the Performance-Based Pay Plan metrics have been set as follows:

2017 Pay Metrics

Goal	Weighting	Threshold Bonus	Target Bonus	Maximum Bonus
Operating Margin - Rank compared to eight other airlines	25%	5th or 6th	3rd or 4th	1st or 2nd
CASM-ex fuel and excluding special items - based on Board approved range for guidance prior to beginning of year	25%	High end of range	Middle of range	Low end of range
D0 - percentage of first flights of the day departing on schedule	25%	(1)	(1)	(1)
Controllable completion factor - percentage of flights completed excluding cancellations (e.g., weather) not subject to management control	25%	(1)	(1)	(1)
1. Internally established numbers

Annual target performance measures reflect financial and operational goals that are consistent with our business plan. Maximum goals correlate to superior performance, while threshold goals generally correlate to the minimum acceptable level of performance given that year’s business plan. The D0 and completion measures were set at levels our compensation committee believed would drive continuous improvement. The cost per available seat mile excluding fuel and special items metric was similarly chosen to support our achievement of our business plan.

Our compensation committee expects the adoption of this formulaic approach to cash bonuses will provide a beneficial framework to encourage our senior executives to continue to achieve industry leading financial performance while also focusing on important operational goals to improve the customer experience.

Compensation of Newly Hired President. In September 2016, we reached an agreement with our board member John Redmond to become our president. Mr. Redmond’s extensive experience in the hotel and hospitality industry is expected to augment our commitment to be a travel and leisure company and to broaden our business beyond that just of an airline. Showing confidence in the future value of the Company, Mr. Redmond agreed to no base salary at all and 100 percent of his compensation in the form of equity - restricted stock and stock appreciation rights vesting over three years. In accordance with SEC rules, the full value of these equity grants is included as 2016 compensation for Mr. Redmond in the Summary Compensation Table, but the compensation will be earned by Mr. Redmond from these equity grants over the three-year vesting period. Under his employment agreement, Mr. Redmond has no other entitlement to base salary or bonus compensation over the three-year term of the employment agreement. In addition, the equity grants are not guaranteed in that there is no accelerated vesting of the equity grants in the event of a change in control and no acceleration of vesting other than on a pro rata basis on employment termination for any reason. As a result, any unvested portion of the equity grants will be forfeited upon the termination of Mr. Redmond’s employment for any reason.

In recognition of a successful start to his tenure as our president, our compensation committee awarded Mr. Redmond with an allocation of the annual cash bonus and grant of restricted stock as shown in the Summary Compensation Table.

Retention Stock Grants. In November 2016, our compensation committee met to discuss our ability to retain on a long-term basis key management of the Company. Our compensation committee recognized the significant management talent we have accumulated, their long-term involvement with us, their attractiveness to other airlines given the success of the Company and the mobility of management in the airline industry. With these factors in mind, we granted restricted stock awards to a limited number of our management with a 42-month vesting schedule to encourage their retention over the longer vesting period. Included in these grants were 10,000 shares of restricted stock to each of Scott Sheldon, Jude Bricker and Scott Allard, representing $1,402,000 of grant date value each in the Summary Compensation Table based on our stock price as of the date of grant. Although the full value of these stock grants is included as 2016 compensation in the Summary Compensation Table in accordance with SEC rules, no portion of these grants vests until May 2017 and then annually thereafter.

We have never awarded retention grants previously nor would we expect to do so in 2017 or the foreseeable future. As our named executive officers receiving retention grants have made substantial contributions to our success as an industry leader over a long period of time (more than ten years for Messrs. Sheldon and Bricker and more than seven years for Mr. Allard), these officers have gained invaluable experience in running a successful low cost airline. With this experience and track record, these executives are more at risk than ever of recruitment by other airlines.

The retention grants are not guaranteed and require service over a 42-month period to vest. With no acceleration of vesting provided under the equity grants under any circumstances, the retention grants provide strong incentive for these executive officers to remain in our employ from year to year.

As the number of shares repurchased by us under our stock repurchase plan exceeds the number of shares granted under our long-term incentive plan in recent years (including the one-time retention grants in November 2016), our shareholders have not suffered any net dilution from these grants.

Long-Term Incentive Program. We believe long-term performance is achieved through an equity ownership culture that encourages long-term performance by our executive officers. Our chief executive officer maintains a substantial equity stake in our company and is our largest shareholder. The compensation committee has decided to provide all of our executive officers with grants of stock-based awards to reward them for the successful operating results of our company, and to further incentivize them for future performance. In addition, each of our named executive officers more than satisfies our minimum stock ownership guidelines, assuring alignment between our executive officers and shareholders.

The compensation committee considers stock-based awards as part of the discretionary incentive program to our executive officers each year at the time the cash bonus allocations are finalized, after the completion of the audit for the year. Strike prices for options and SARs are established based on the market value of our stock at the time of grant when the final compensation decisions are made for the year. This will typically occur in February or March following the end of each year. Other than this annual evaluation of stock-based grants and the special retention stock grants in November 2016, we would typically only consider additional stock-based grants coincident with a new hire or promotion of management personnel. In February 2017, we granted equity awards consisting of restricted stock to our named executive officers as part of their 2016 compensation package. In February 2016, we granted equity awards consisting of restricted stock to our named executive officers as part of their 2015 compensation package. As these annual equity awards provide for a three-year vesting period with vesting occurring at the end of each year, the compensation to the executive officers remains at risk subject to their continuing employment with us.

In determining year-end 2016 incentive compensation for all executive officers, the compensation committee approved payment to our named executive officers (other than our chief executive officer and our president) of approximately 50 percent in cash (excluding the cash bonus payable to all employees based on their base salaries) and 50 percent in the value of equity grants. Despite a higher cash bonus for our chief executive officer for the year, the compensation committee approved an equity grant for our chief executive officer in the same amount as the year end grant for our other most senior executive officers.

As equity grants have been made to our executive officers each year, the vesting schedule serves as incentive to remain with the Company because employment must continue from year to year to achieve additional vesting for equity grants within the past three years (or 42 months with respect to the retention stock grants). Our compensation committee believes this has been particularly effective with the significant stock price increases over the years. Although the compensation committee has the authority to accelerate vesting of equity awards upon termination of employment or a change in control, our Long-Term

Incentive Plan generally precludes vesting of performance-based awards beyond pro-rata or actual performance in the event of a change in control.

Our compensation committee determines the amount of equity grants in an attempt to provide meaningful incentives for the officers, but with consideration to the financial impact on our operating results. We have one of the lowest fixed cost cash compensation structures in our industry, as less than 20 percent of total pay, on average, has been paid by way of base salary for the past three years. The compensation committee rewards our executives primarily with cash bonuses and equity awards which typically make up the remaining 80 percent - with year-end compensation generally half in cash bonuses and half in equity awards. We have used this approach for many years. This approach has fostered a culture of performance, in the opinion of the compensation committee and the board, and aligns the interests of our executives with our shareholders as the amount of equity awards is tied to the amount of cash bonus which is based on our profitability.

Our variable compensation approach has been extremely successful over the years in providing our management with the appropriate incentive to maximize shareholder returns. The philosophy provides sufficient cash compensation with a low base fixed cash compensation but also recognizes the appropriate incentive to the executive team to encourage outcomes favorable to shareholders.

We do not restrict any individual executive’s ability to hedge the economic risk of stock ownership.

Risk Mitigation Policies. Our board has approved the following compensation risk mitigating policies:

1.
Minimum security ownership of management - to assure proper alignment of the interests of management and those of our shareholders, our board has established minimum stock ownership guidelines for our named executive officers in an amount equal to three times base salary for our chief executive officer and two times base salary for our other named executive officers.

2.
Clawback policy - our Compensation Recoupment Policy applies to our executive officers. The policy provides that the compensation committee may require a covered person who engages in detrimental conduct (e.g., fraud or willful misconduct) to reimburse us for all, or a portion of, any cash bonus, incentive payment, equity-based award or other similar compensation received by him or her during the 12 months preceding such detrimental conduct. In addition, if we need to restate our reported financial results to correct a material accounting error, the compensation committee may seek to recover or cancel the excess portion of incentive compensation paid (including through cancellation of equity awards) during the 36-month period preceding the filing of the restatement that is deemed by us to be unearned.

3.	Long-Term Incentive Plan - our 2016 long-term incentive plan includes the following risk mitigation provisions:

> Minimum vesting requirements - equity grants must have a minimum one-year vesting requirement except that up to five percent of the shares available under the plan may be exempt from this requirement in the discretion of our board

> Repricing of options will be prohibited - although our prior plan did not prohibit repricing, we have never repriced any options or stock appreciation rights

> Option and stock appreciation right pricing - the exercise price for options or stock appreciation rights will not be less than the closing price of our stock on the date of grant. This is also consistent with our prior practice

> Granting of performance-based awards - the holder will be entitled to pro-rated vesting on a change in control or vesting based on actual performance to the date of change in control unless the award agreement provides otherwise. Our compensation committee will retain discretion as to acceleration of vesting of time-based awards on a change in control.

Special Cash Bonuses. Our board of directors declared special cash dividends at the end of 2014 and 2015, and instituted a regular quarterly dividend in first quarter 2015, which continues in effect. With respect to the special dividends paid in January 2014 and January 2015, our compensation committee approved special bonuses to the holders of options and stock appreciation rights in the same per share amount. Our compensation committee discontinued this practice for the special dividend declared in December 2015 and paid in January 2016. Holders of unvested shares of restricted stock are entitled to receive any cash dividends, whether regular or special, declared on our stock.

Other Compensation. Our officers participate in employee benefits generally available to our full-time employees. We have no current plans to make changes to the levels of benefits and perquisites provided for our named executive officers.

401(k) Plan. We maintain a 401(k) retirement plan that qualifies as a defined contribution plan under Internal Revenue Code section 401(a) and includes a cash or deferred arrangement that qualifies under Code Section 401(k). The plan was established and is maintained for the exclusive benefit of our eligible employees and their beneficiaries. We make matching contributions for active participants equal to 100 percent of their permitted contributions, up to a maximum of 3 percent of the participant's annual salary plus 50 percent of their contributions between 3 percent and 5 percent of their annual salary. Enhanced matching contributions apply to our pilots under our collective bargaining agreement. Eligible employees are immediately 100 percent vested in their individual contributions and “safe harbor” matching contributions.

Employee Stock Purchase Plan. The Allegiant Travel Company 2014 Employee Stock Purchase Plan or "ESPP" is intended to meet the requirements of an "employee stock purchase plan," as defined in Section 423 of the Internal Revenue Code. The purpose of the ESPP is to provide eligible employees of our Company with the opportunity to acquire an equity interest in the Company through participation in a payroll deduction-based employee stock purchase plan that is tax qualified under Code Section 423. Under the ESPP, our employees have an opportunity to acquire our common stock at a specified discount (currently a 10 percent discount) from the fair market value as permitted by Code Section 423. The compensation committee views the implementation of the ESPP as a positive development for shareholders, as it more closely aligns the interests of our employees with the interests of our shareholders.

Compensation Risk. The compensation committee has determined that our compensation programs do not pose significant risk to our company as management’s interests are aligned with those of our shareholders. All employees are eligible to participate in the cash bonus program such that employees in any group or function are not included to the exclusion of employees in any other group or function. Further, the bonus pool depends on company-wide profitability such that rewards are based on the common goal of profitability. While the cash bonus program encourages short-term profitability, equity based grants to management employees under the long-term incentive plan encourage long-term success, further reducing compensation risk.

Current Frequency of Shareholder Advisory Votes on the Compensation of Our Named Executive Officers. Our board of directors has determined to include a shareholder advisory vote on the compensation of our named executive officers in our proxy materials every three years. In making this determination, our board considered the outcome of the “say on pay frequency” advisory vote at the 2011 shareholders’ meeting. Although a slight majority of the votes of our shareholders were cast at the 2011 annual meeting in favor of holding an annual, non-binding advisory vote on executive compensation, more than 46 percent of the votes cast on the non-binding advisory “say on pay frequency” proposal were voted in favor of holding the non-binding advisory “say on pay” vote every three years. Further, our board considered (i) the advantage of a longer term perspective that a triennial vote would bring, in light of the significant equity component of our compensation program with vesting over three or more years, the value of which is directly linked to share price performance; (ii) that a vote every three years provides a longer term compensation history and business performance track record against which to measure management's strategic long-term business decisions and more frequent votes may focus undue attention on the particular year being reported as opposed to the longer term focus we are seeking to achieve through our compensation policies; and (iii) the approval of our compensation program evidenced by the shareholders’ 2014 advisory “say on pay” vote on compensation.

An advisory vote on both "say on pay frequency" and "say on pay" for our named executive officers will occur at this year's annual meeting of shareholders.

In conjunction with this year's shareholder advisory vote on compensation of our named executive officers and to present a longer-term view of executive compensation consistent with our decision to have a shareholder advisory vote every three years, the following table provides information regarding our financial performance and executive compensation for our chief executive officer over the preceding three-year period:

($ in thousands except per share amounts)	2016	2015	2014
Total Compensation of CEO (1)	$3,571	$3,550	$1,078
Operating Income	$370,558	$371,702	$157,345
Operating Margin	27.2%	29.4%	13.8%
Fully diluted earnings per share	$13.21	$12.94	$4.86
Stock Price at end of year	$166.40	$167.83	$150.33
Market Capitalization at end of year (2)	$2,767,802	$2,820,030	$2,617,742
Dollars Returned to Shareholders:
Cash Dividends (3)	$39,812	$46,464	$43,703
Stock Repurchases	$66,371	$129,455	$139,105
Total Shareholder Return (4)	0.6%	13.5%	44.9%
Total Shareholder Return over 3-year period (5)	65.1%	138.8%	194.5%

1.	Compensation shown is total compensation from Summary Compensation Table, including equity compensation valued as specified in the footnotes for such Table.

2.	Market capitalization equals total number of shares outstanding multiplied by the closing stock price on the last day of the year.

3.	Cash dividends for 2015 and 2014 include special dividends declared in the current year and paid in January of the following year.

4.	Increase (or decrease) in stock price over prior year end plus per share cash dividends declared during the year as a percentage of the per share price at the beginning of the year.

5.
Increase in stock price over 3-year period ending as of the end of each year indicated plus per share cash dividends declared during the 3-year period as a percentage of the per share price at the beginning of the 3-year period.

Compensation of Named Executive Officers and Other Information

The following table shows the cash compensation paid or to be paid by us, as well as certain other compensation paid or accrued, during the fiscal years ended December 31, 2016, 2015 and 2014 to our named executive officers. The table does not include a column for change in pension value or non-qualified deferred compensation earnings as none of the named executive officers received any such compensation in the years disclosed.

SUMMARY COMPENSATION TABLE

Name and Principal Position During 2016	Year	Salary	Bonus (1)	Stock Awards (2)(3)	Option/SAR Awards (2)(4)	All Other Compensation (5)	Total
Maurice J. Gallagher, Jr.	2016	$—	$2,850,000	$699,948	$—	$21,257	$3,571,205
Chief Executive Officer	2015	—	2,926,633	600,071	—	23,782	3,550,486
	2014	—	547,061	299,970	210,253	20,934	1,078,218

John Redmond (6)	2016	—	250,000	9,379,248	474,900	71,050	10,175,198
President, Director

Scott Sheldon	2016	195,000	719,818	2,101,948 (7)	—	36,491	3,053,257
Senior Vice President, Chief	2015	195,000	633,805	600,071	—	29,621	1,458,497
Financial Officer	2014	195,000	518,654	299,970	210,253	22,653	1,246,530

Jude I. Bricker	2016	195,000	719,818	2,101,948 (7)	—	37,016	3,053,782
Senior Vice President, Chief	2015	195,000	633,803	600,071	—	32,121	1,460,995
Operating Officer	2014	195,000	516,586	299,970	210,253	26,410	1,248,219

Scott M. Allard	2016	195,000	719,818	2,101,948 (7)	—	28,648	3,045,414
Senior Vice President, Chief	2015	195,000	533,805	500,007	—	23,646	1,252,458
Information Officer	2014	195,000	469,348	299,970	210,253	23,979	1,198,550

1.
Cash bonuses are reported in the year to which they relate, and are paid no later than the end of the first quarter of the following year. In the case of Messrs. Sheldon, Bricker and Allard, the bonus column for 2016 includes cash bonuses of $19,818 each paid to them under the profit sharing portion of our cash bonus plan under which all employees participate in proportion to base salaries. The bonus column for 2015 and 2014 also includes special cash bonuses, paid in January of each year, with respect to the number of outstanding cash-settled SARs and stock options held by each named executive officer. These special cash bonuses were equal to the same per share amount of special cash dividends declared.

2.	Equity grants constituting part of the incentive bonus plan are reported in this table in the year to which they relate.

3.
Represents the grant date fair value of restricted stock awards granted, as calculated in accordance with stock-based compensation accounting standards. The fair value of each of these awards is based on the closing share price of our stock on the grant date. Although the table above indicates the full grant date value of the awards in the year in which the compensation is considered, the restricted stock granted vests over a three year or 42-month period.

4.
Represents the grant date fair value of option and SAR awards granted, as calculated in accordance with stock-based compensation accounting standards. The fair value of these awards is determined under the Black-Scholes option pricing model. For the assumptions used for purposes of determining the value of the awards included in each year's compensation, please refer to Note 11 of our consolidated financial statements for the year ended December 31, 2016. Although the table above indicates the full grant date value of the awards in the year in which the compensation is considered, the options and SARs granted vest over a three-year period.

5.
All Other Compensation consists of our matching contributions under the 401(k) plan for all officers, and cash dividends paid on shares of unvested restricted stock. No amount is included in this column for the value of all perquisites and personal benefits, including flight benefits, as these benefits did not exceed $10,000 for any executive officer.

6.
Mr. Redmond was elected as our President in September 2016 and served as an independent director prior to that. Mr. Redmond’s total compensation reflected in the Table includes $25,000 of cash director fees paid in 2016 (under the heading “All Other Compensation”) and $151,500 as the grant date value of restricted stock granted to him as a director on the date of our annual shareholder meeting in 2016 (included under the heading “Stock Awards”). Compensation for years prior to 2016 is not shown for Mr. Redmond as he did not serve as an executive officer during that period. Further, restricted stock ($8,527,800 of grant date value) and SARs awards ($474,900 of value) granted to Mr. Redmond in conjunction with his employment agreement, are subject to vesting over three years in accordance with the terms of his employment agreement and do not constitute part of the incentive bonus plan.

7.
The $2,101,948 value shown for stock awards to Messrs. Sheldon, Bricker and Allard in 2016 includes (i) $699,948 of value attributable to the grant of restricted stock as part of the individual’s annual compensation, and (ii) $1,402,000 of value from a special retention stock grant in November 2016 which will vest over 42 months.

Mr. Gallagher serves without base compensation as a result of his substantial equity interest. Mr. Redmond serves without base compensation in accordance with the terms of his employment agreement.

The base salaries for other named executive officers are reviewed and subject to change from year to year. The base salaries of each of Messrs. Sheldon, Bricker and Allard were increased to $260,000 per year effective in 2017 in connection with each’s promotion to executive vice president.

The compensation committee approves all base salary, bonus payments and other compensation payments to executive officers serving on our board of directors and to any other officers making $200,000 or more per year in base salary.

For 2016, each executive officer received a bonus under our annual discretionary incentive bonus program. No bonus is earned unless our operating income exceeds 5 percent of our revenue for the year and, in that event, the bonus pool will not exceed 10 percent of operating income. The final bonus pool amount is determined by our compensation committee after review of the year-end financial statements and after consideration of management recommendations. Each executive officer’s allocation of the bonus pool for 2016 is determined by the compensation committee without regard to any objective, predetermined individual performance criteria. The bonus allocation for any executive officer in 2016 was not targeted at, or limited to, any particular percentage of base salary. In determining year-end 2016 incentive compensation for our executive officers other than our chief executive officer and our president, the compensation committee approved payment of up to 50 percent in the value of equity grants and the balance in cash.

The compensation committee has adopted a formulaic approach to determine cash bonuses for named executive officers beginning in 2017.

Beginning in 2016, we introduced an employee profit sharing program whereby every employee receives a semi-annual bonus (2016 amounts paid in August 2016 and February 2017) which is based on our profitability and each employee is allocated an equal percentage of their base salary based on the total bonus pool. The percentage for 2016 was 10.2 percent.

Additionally, the bonuses in the Summary Compensation Table include special cash bonuses paid to our named executive officers corresponding to the special cash dividend paid to shareholders in January 2014 and 2015. Our compensation committee determined to pay as special cash bonuses, the same amount per share with respect to unexercised stock options and cash-settled stock appreciation rights held by our named executive officers and other employees. This practice was discontinued in 2016.

Other compensation includes cash dividends paid on unvested restricted stock. Other compensation also includes matching contributions under our 401(k) plan. The amount of matching contribution paid for each executive officer depends on his payroll deductions.

Other than under the employee profit sharing program described above, no executive officer’s salary or bonus is tied to any particular percentage of total compensation, but rather, bonus allocations for 2016 are made based on our profitability and a subjective evaluation of each officer’s performance.

Grants of Plan-Based Awards in 2016

The following table describes grants of plan-based awards to our named executive officers during 2016:

Name	Grant Date	Stock awards: number of shares of stock (#)	SAR awards: number of securities underlying awards (#)	Exercise price of SAR awards($/sh)	Grant date fair value of stock awards ($)(6)
Maurice J. Gallagher, Jr.	2/17/2016	3,856 (1)			600,070
John Redmond	6/30/2016	1,000 (2)			151,500
	9/9/2016	60,000 (3)			8,527,800
	9/9/2016		15,000 (5)	146.03	474,900
Scott Sheldon	2/17/2016	3,856 (1)			600,070
	11/7/2016	10,000 (4)			1,402,000
Jude I. Bricker	2/17/2016	3,856 (1)			600,070
	11/7/2016	10,000 (4)			1,402,000
Scott M. Allard	2/17/2016	3,213 (1)			500,070
	11/7/2016	10,000 (4)			1,402,000

1.	Grant of restricted stock on February 17, 2016 at a grant date fair value of $155.62 per share as part of 2015 compensation.

2.
Automatic grant of restricted stock on June 30, 2016 to Mr. Redmond as an independent director and prior to his employment as an executive officer. The shares had a grant date fair value of $151.50 per share.

3.	Grant of restricted stock on September 9, 2016 at a grant date fair value of $142.13 per share in connection with employment agreement.

4.	Grant of restricted stock on November 7, 2016 at a grant date fair value of $140.20 per share as part of retention grants.

5.	Grant of SAR awards on September 9, 2016 at a grant date fair value of $31.66 per share in connection with his employment agreement.

6.
As determined as set forth in Note 11 to our consolidated financial statements. Although the table above indicates the full grant date value of the awards, the restricted stock and SARs awards granted vest over a three year or 42-month period.

Our compensation committee considers grants of restricted stock, stock options and SARs to our executive officers annually. The number of shares granted is not based on any specific percentage of the total compensation of the executive officer.

Other than the retention grants of restricted stock (which have a 42-month vesting schedule) and the annual grant of 1,000 shares of restricted stock to Mr. Redmond as a director (which has a one-year vesting schedule), the restricted stock and SARs granted in 2016 are subject to a three-year vesting schedule to encourage continued employment by the executive officers and the SARs have a five year term to provide incentives to create stock price appreciation over that period.

 In February 2017, we granted to our executive officers shares of restricted stock as part of their 2016 compensation packages. The value of these grants is reflected in the Summary Compensation Table as part of each executive officer’s 2016 compensation. The value of the equity grants in February 2016 and 2015 is reflected in the Summary Compensation Table as part of each executive officer’s 2015 and 2014 compensation, respectively.

Outstanding Equity Awards at Year End

The following table summarizes the number of shares underlying outstanding equity incentive plan awards for each named executive officer as of December 31, 2016:

Name	Shares underlying unexercised Options/SARs exercisable (#)	Shares underlying unexercised Options/SARs unexercisable (#)	Option/SAR exercise price ($)	Option/SAR expiration date	Shares of stock not vested (#)	Market value of shares of stock not vested ($)(1)
Maurice J. Gallagher, Jr.	12,645 (2)		85.24	3/8/2018
	6,491 (2)	3,246 (4)	108.59	3/6/2019
	2,029 (3)	4,060 (5)	181.47	2/25/2020
					768 (7)	127,795
					1,102 (8)	183,373
					3,856 (9)	641,638

John Redmond		15,000 (6)	146.03	9/9/2021
					1,000 (10)	166,400
					60,000 (11)	9,984,000

Scott Sheldon		2,597 (4)	108.59	3/6/2019
	2,029 (3)	4,060 (5)	181.47	2/25/2020
					921 (7)	153,254
					1,102 (8)	183,373
					3,856 (9)	641,638
					10,000 (12)	1,664,000

Jude I. Bricker		2,597 (4)	108.59	3/6/2019
	2,029 (3)	4,060 (5)	181.47	2/25/2020
					921 (7)	153,254
					1,102 (8)	183,373
					3,856 (9)	641,638
					10,000 (12)	1,664,000

Scott M. Allard	2,868 (3)		85.24	3/8/2018
	2,596 (2)	2,597 (4)	108.59	3/6/2019
	2,029 (3)	4,060 (5)	181.47	2/25/2020
					921 (7)	153,254
					1,102 (8)	183,373
					3,213 (9)	534,643
					10,000 (12)	1,664,000

1.	Based on our closing stock price of $166.40 on December 31, 2016.

2.	These options were vested as of December 31, 2016.

3.	These SARs, which may only be settled in cash, were vested as of December 31, 2016.

4.	These options vested on March 6, 2017.

5.	These SARs, which may only be settled in cash, vest one-half on each of February 25, 2017 and 2018.

6.	These SARs, which may only be settled in cash, vest one-third on each of September 9, 2017, 2018 and 2019.

7.	This restricted stock vested on March 6, 2017.

8.	Unvested restricted stock vesting one-half on each of February 25, 2017 and 2018.

9.	Unvested restricted stock vesting one-third on each of February 17, 2017, 2018 and 2019.

10.	Unvested restricted stock vesting on June 30, 2017.

11.	Unvested restricted stock vesting semi-annually over three years on each of March 9 and September 9, 2017, 2018 and 2019.

12.	Unvested restricted stock vesting one-fourth on each of May 7, 2017, 2018, 2019 and 2020.

Option/SAR Exercises and Stock Vested Table

The following table summarizes the number of option/SARs awards exercised and stock awards vested by our named executive officers in 2016 and the value realized on option/SARs exercise or stock award vesting:

	Option/SAR Awards		Stock Awards
	Shares acquired on exercise (#)	Value realized on exercise ($)	Shares acquired on vesting (#)	Value realized on vesting ($)
Maurice J. Gallagher, Jr.			1,038	173,180 (3)
			767	131,924 (4)
			551	93,284 (5)

John Redmond			1,000	143,900 (6)

Scott Sheldon	2,867	150,690 (1)
	2,596	117,103 (2)
			1,058	176,517 (3)
			921	158,412 (4)
			551	93,284 (5)

Jude I. Bricker	2,866	197,725 (1)
	2,596	111,524 (2)
			1,058	176,517 (3)
			921	158,412 (4)
			551	93,284 (5)

Scott M. Allard			1,058	176,517 (3)
			921	158,412 (4)
			551	93,284 (5)

1.	Based on value of awards on date of SARs exercise (share price at date of exercise less exercise price).

2.	Based on value of awards on date of options exercise (share price at date of exercise less exercise price).

3.	Based on our closing stock price of $166.84 on March 8, 2016, the date of vesting.

4.	Based on our closing stock price of $172.00 on March 4, 2016, the last trading day prior to the date of vesting.

5.	Based on our closing stock price of $169.30 on February 25, 2016, the date of vesting.

6.	Based on our closing stock price of $143.90 on June 17, 2016, the last trading day prior to the date of vesting.

Employee Benefit Plans

Long-Term Incentive Plan

Our Long-Term Incentive Plan (the “2016 Plan”) was adopted by our board of directors and approved by the shareholders in 2016.

The individuals eligible to participate in our 2016 Plan include our officers and other employees, our non-employee board members and any consultants we engage.

Our 2016 Plan is administered by the compensation committee. This committee determines which eligible individuals are to receive stock-based awards, the time or times when such stock-based awards are to be made, the number of shares subject to each such grant, the status of any granted option as either an incentive stock option or a non-statutory stock option under the federal tax laws, and the terms and conditions of each award including, without limitation, the vesting schedule to be in effect for the option grant or stock issuance and the maximum term for which any granted option is to remain outstanding, provided that no option term may exceed ten years measured from the date of grant.

Vesting of any option grant is contingent on continued service with us. Upon the cessation of an optionee’s service, any unvested options will terminate and will be forfeited. Any vested, but unexercised options (i) will terminate immediately if the optionee is terminated for misconduct, or (ii) if the cessation of service is other than for misconduct, will remain exercisable for such period of time as determined by the compensation committee at the time of grant and set forth in the documents evidencing the option. The compensation committee has the discretion, however, at any time while the option remains outstanding to (i) extend the period of time that the option may be exercisable following the cessation of an optionee’s service (but not beyond the term of the option) and (ii) permit the optionee to exercise following a cessation of service options that were not vested at the time of the cessation of service.

The exercise price for the shares of the common stock subject to option grants made under our 2016 Plan may be paid in cash or in shares of common stock valued at fair market value on the exercise date.

Some of the terms of the 2016 Plan intended to protect and promote the interests of our shareholders are:

Limit on total shares available for future awards -The maximum number of new shares of common stock available for awards under the 2016 Plan is 2,000,000 shares and, as a result of the fungible ratio described below, a fewer number of shares will be available for issuance under the 2016 Plan if we continue to use restricted stock. Stock appreciation rights which may only be settled in cash will not count against this limit.

Fungible Ratio - The 2016 Plan applies a fungible ratio such that a full-value award, such as a restricted stock grant or restricted stock unit grant, will be counted at 2 times its number for purposes of the plan limit. As a result, only a maximum of 1,000,000 shares of restricted stock may be issued under the 2016 Plan. If a combination of restricted stock grants and stock options (or stock-settled stock appreciation rights) is used, the maximum number would be between 1,000,000 and 2,000,000 shares.

Certain shares not available for future awards - Any shares used by a participant to pay the exercise price or required tax withholding for an award will not be available for future awards under the 2016 Plan. The full number of stock-settled stock appreciation rights will be counted against the plan limit even if a fewer number of shares are delivered upon exercise.

No discounted options or stock appreciation rights - All stock options and stock appreciation rights must be granted with an exercise price or grant price of not less than the fair market value of the common stock on the grant date. As a result, the 2016 Plan prohibits discounted options or stock appreciation rights.

Prohibition on repricing - The 2016 Plan prohibits the repricing of stock options and stock appreciation rights (and other actions that have the effect of repricing). We have never repriced any stock options or stock appreciation rights.

Plan administration - The compensation committee, comprised solely of non-employee directors, administers the 2016 Plan.

Vesting acceleration on a change in control - In the event of a change in control, the vesting of performance-based awards may not be accelerated except to the extent based on actual results through the date of change in control or on a pro rata basis to reflect the portion of the applicable performance period that has elapsed, unless the award agreement provides otherwise. Vesting of time-based awards on a change in control is not accelerated under any outstanding award agreements.

Minimum vesting period for awards - The 2016 Plan provides that no awards will vest prior to one year after grant (or, in the case of those awards that vest upon the achievement of performance goals, a minimum performance period of one year) except that the compensation committee may provide for earlier vesting upon a participant’s termination of employment, death, disability or upon a change in control, subject to the above requirement for performance-based awards. The minimum vesting period need not apply for grants of up to five percent of the plan limit to the extent so designated by the compensation committee.

Clawback - The 2016 Plan refers to our executive compensation recoupment policy and provides that awards are subject to the application of that policy and other requirements of law.

Limit on individual grant - No award for more than 100,000 shares may be granted to any individual in any calendar year.

Limits on transferability of awards - The 2016 Plan does not permit options or other awards to be transferred to third parties for value or other consideration.

We intend that any compensation deemed paid by us in connection with the exercise of options or stock appreciation rights granted under our 2016 Plan for the disposition of the shares purchased or acquired under those options or stock appreciation rights will be regarded as “performance-based,” within the meaning of Section 162(m) of the Internal Revenue Code and that such compensation will not be subject to the annual $1 million limitation on the deductibility of compensation paid to covered executive officers which otherwise would be imposed pursuant to Section 162(m).

For accounting purposes, compensation expense related to equity based awards under the 2016 Plan is measured and recognized in accordance with stock-based compensation accounting standards.

Potential Payments upon Termination of Employment and Change in Control

Under his employment agreement and related equity grant agreements, John Redmond received equity grants of 60,000 shares of restricted stock and stock appreciation rights with respect to 15,000 shares with an exercise price equal to $146.03 per share. The restricted stock vests in semi-annual installments over a three-year period subject to pro rata acceleration upon death, disability, termination of employment without cause or upon a resignation with good reason. The stock appreciation rights vest in annual installments over a three-year period subject to pro rata acceleration upon death, disability, termination of employment without cause or upon a resignation with good reason. If such a termination, resignation, death or disability had occurred on December 31, 2016, Mr. Redmond would have realized approximately $1,070,382 from a pro rata acceleration of vesting (through the assumed December 31, 2016 termination date) of his theretofore unvested restricted stock (6,243 shares) and unvested cash-settled SARs (1,548 shares) held as of December 31, 2016, based on the $166.40 closing stock price on that date. In addition, he would continue to receive fringe benefits for a six-month period following any such termination. Under the employment agreement, Mr. Redmond has agreed to a nonsolicitation of employees during his employment and for two years thereafter and a nondisclosure of confidential information during his employment and for a period of three years thereafter.

Director Compensation

The members of our board of directors receive an annual retainer of $20,000 per year plus an additional $5,000 for each meeting attended and will also be reimbursed for their out-of-pocket expenses.

Any new director will receive an initial grant of 1,000 shares of restricted stock on the date such individual joins the board. The restricted stock will vest over a period of two years upon the director’s completion of each year of board service over the two-year period measured from the grant date.

In addition, on the date of each annual shareholders' meeting, each board member (other than executive officers) who is to continue to serve as a board member will automatically be granted 1,000 shares of restricted stock, provided such individual has served on our board for at least six months. The restricted shares subject to each annual automatic grant will vest upon the director’s completion of one year of board service measured from the grant date.

The following table illustrates the compensation earned or paid to our non-management directors during 2016:

Name	Fees Earned or Paid in Cash (1)	Stock Awards (2)	All Other Compensation	Total
Montie Brewer	$40,000	$151,500	$—	$191,500
Gary Ellmer	40,000	151,500	—	191,500
Linda A. Marvin	40,000	151,500	—	191,500
Charles W. Pollard	40,000	151,500	—	191,500

1.	Excludes expense reimbursements. We reimburse our directors for expenses incurred in attending board meetings.

2.
Represents the grant date fair value of restricted stock awards granted to each director in 2016 based on the closing stock price on the date of grant. All restricted stock granted to directors in 2016 will vest in 2017.

Although John Redmond received compensation as a director until he joined us as an executive officer in September 2016, all of his compensation as a director is included in the Summary Compensation Table on page 27 and he is omitted from the table above.

In 2016, no director received $10,000 or more in aggregate perquisites or other personal benefits, including the value of flight benefits. We do not provide tax gross-up payments to members of our board of directors.

Compensation Committee Interlocks and Insider Participation

No member of our compensation committee serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as members of our board of directors or compensation committee.

REPORT OF THE COMPENSATION COMMITTEE

The compensation committee is responsible for, among other things, reviewing and approving salary, bonus and other compensation for our executive officers, and setting the overall compensation principles that guide the committee’s decision-making.  The compensation committee has reviewed the Compensation Discussion and Analysis (“CD&A”) included in this proxy statement and discussed it with management.  Based on the review and discussions with management, the compensation committee recommended to our board of directors that the CD&A be included in this proxy statement.

COMPENSATION COMMITTEE
Montie Brewer	Gary Ellmer	Charles W. Pollard

The foregoing report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Acts.

RELATED PARTY TRANSACTIONS

Since January 1, 2016, we have been a party to the following transactions in which the amount involved exceeded $120,000 and in which any of our directors or executive officers, any holder of more than 5 percent of our capital stock or any member of their immediate families had a direct or indirect material interest.

During 2016, we made payments totaling $1.7 million to entities owned or controlled by Mr. Gallagher for the building of corporate training content as previously disclosed. We paid $0.2 million for these purposes in first quarter 2017 and do not expect any further payments.

The building where we previously maintained our headquarters was under a lease agreement with an entity owned by a limited liability company in which Maurice J. Gallagher, Jr. owned a 30 percent interest and John Redmond owned an 11 percent interest. We exercised our option to terminate the lease for this building effective in May 2015. We sued the landlord in 2015 to determine the amount owed by us on lease termination and to confirm we had the ability to terminate the lease early. In connection with the termination of this lease and in settlement of litigation, we paid $1.3 million for unamortized expenses in January 2016. Neither Mr. Gallagher nor Mr. Redmond received any portion of this amount and the entity is now defunct.

All future transactions, including loans, if any, between us and our officers, directors and principal shareholders and their affiliates and any transactions between us and any entity with which our officers, directors or five percent shareholders are affiliated, will be approved by our audit committee and will be on terms no less favorable to us than could be obtained from unaffiliated third parties.

PROPOSAL NO. 2

ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act adopted in 2010, we are required to include in this proxy statement and to present at the meeting a non-binding shareholder vote to approve the compensation of our named executive officers, as disclosed in this proxy statement.

We are asking our shareholders to indicate their support for our named executive officer compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives you as a shareholder the opportunity to express your views on our named executive officers’ compensation. This vote is not intended to address any specific element of our compensation programs, but rather to address our overall approach to the compensation of our named executive officers described in this proxy statement. To that end, we are asking our shareholders to vote “FOR” the following resolution at the 2017 annual meeting of shareholders:

RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s proxy statement for the 2017 annual meeting of shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2016 Summary Compensation Table and the other related tables and disclosures.

As provided by law, this vote will not be binding on our board of directors and may not be construed as overruling a decision by our board or create or imply any additional fiduciary duty on the board. The vote will not affect any compensation paid or awarded to any executive.

The purpose of our compensation policies and procedures is to attract and retain experienced, highly qualified executives critical to our long-term success and enhancement of shareholder value.

Vote Required

The resolution will be approved if the number of votes cast in favor of the resolution exceeds the number of votes cast in opposition to the resolution. Abstentions and broker “non-votes” will not have any effect on the proposal to approve executive compensation as disclosed in this proxy statement.

Because your vote is advisory, it will not be binding upon us, the compensation committee or our board. However, our compensation committee and our board value the opinions of our shareholders and to the extent there is any significant vote against our compensation practices for our named executive officers as disclosed in this proxy statement, we will consider our shareholders’ concerns and the compensation committee will evaluate whether any actions are necessary to address those concerns when considering future executive compensation arrangements.

Our board of directors believes our compensation policies and procedures achieve our objectives and unanimously recommends that you vote FOR the approval of this resolution. Proxy holders will vote all duly submitted proxies FOR ratification unless duly instructed otherwise.

PROPOSAL NO. 3

ADVISORY (NON-BINDING) VOTE ON THE FREQUENCY OF SHAREHOLDER VOTES ON EXECUTIVE COMPENSATION

The Dodd-Frank Act also requires that, not less frequently than once every six years, we enable our shareholders to vote to approve, on an advisory (non-binding) basis, the frequency (one, two or three years) with which the non-binding shareholder vote to approve the compensation of our named executive officers should be conducted. In accordance with these rules, we are requesting your vote to advise us of whether you believe this non-binding shareholder vote to approve the compensation of our named executive officers should occur every one, two or three years. Since 2011, we have held a say on pay vote every three years. Shareholders last approved an advisory vote on executive compensation in 2014.

We believe a non-binding shareholder vote on executive compensation should occur every three years. Our executive compensation program is designed to create executive compensation arrangements linked to the creation of long-term growth, sustained shareholder value and individual and corporate performance, and that are competitive with other companies in our industry. One of the core principles of our executive compensation program is to ensure management’s interests are aligned with shareholders’ long-term interests, focusing on the long term and creating balanced compensation elements that discourage excessive risk taking. Thus, we grant compensation focused on long-term performance. In contrast, focusing on executive compensation over an annual or biennial period would focus on short-term results rather than long-term value creation, which is inconsistent with the Company’s compensation philosophy, and could be detrimental to the Company, our employees and our financial results. Accordingly, we recommend a triennial vote which would allow our executive compensation programs to be evaluated over a similar time-frame and in relation to our long-term performance.

A triennial vote will also provide us with the time to thoughtfully respond to shareholders’ sentiments and implement any necessary changes. We will continue to engage with our shareholders regarding our executive compensation program during the period between shareholder votes. Engagement with our shareholders is a key component of our corporate governance. We seek and are open to input from our shareholders regarding board and governance matters, as well as our executive compensation program, and believe we have been appropriately responsive to our shareholders. We believe this outreach to shareholders, and our shareholders’ ability to contact us at any time to express specific views on executive compensation, hold us accountable to shareholders and reduce the need for and value of more frequent advisory votes on executive compensation.

For the above reasons, the board recommends that shareholders vote to continue to hold an advisory vote on executive compensation every three years. Each shareholder’s vote, however, is not to approve or disapprove the board’s recommendation. When voting on this Proposal 3, each shareholder has four choices: vote to hold an advisory vote on executive compensation every year, every two years or every three years, or abstain from voting. The persons named in the accompanying proxy card intend to vote proxies received by them in favor of “every 3 years” unless a different choice is specified.

As an advisory vote, the vote on Proposal 3 is not binding upon the Company and will not create or imply any additional fiduciary duty on the board. The final decision on the frequency of future advisory votes on executive compensation remains with the board. However, the board intends to consider the outcome of the vote as it deems appropriate.

Vote Required

The option of one year, two years or three years that receives the highest number of votes cast by shareholders will be the frequency for the advisory vote on executive compensation that has been selected by shareholders. Abstentions and broker “non-votes” will not have any effect on the proposal regarding the frequency of an advisory vote on executive compensation. Because this vote is advisory and not binding on our board, the compensation committee or the Company in any way, our board may decide that it is in the best interests of our shareholders and the Company to hold an advisory vote on executive compensation more or less frequently than the option approved by our shareholders.

Our Board of Directors unanimously recommends that you vote FOR the option of once every three (3) years as the frequency with which shareholders are provided an advisory vote on executive compensation, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission.

PROPOSAL NO. 4

RATIFICATION OF THE SELECTION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The audit committee of our board of directors has selected KPMG LLP, an independent registered public accounting firm, to audit our financial statements for the year ending December 31, 2017. At the meeting, our shareholders will be asked to ratify the selection of KPMG LLP as our independent registered public accountants for 2017. KPMG also served as our independent registered public accounting firm in 2016.

Although there is no requirement we submit the appointment of independent registered public accountants to shareholders for ratification or that the appointed auditors be terminated if the ratification fails, our audit committee will consider the appointment of other independent registered public accountants if the shareholders choose not to ratify the appointment of KPMG LLP and may retain that firm or another firm without re-submitting the matter to our shareholders. Even if the appointment is ratified, however, the audit committee of our board of directors may, in its discretion, direct the appointment of different independent registered accountants during the year, if the audit committee determines such a change would be in our best interests.
Representatives of KPMG LLP are expected to be available in person during the annual meeting and while they do not plan to make a statement (although they will have the opportunity to do so), they will be available to respond to appropriate questions from shareholders.
Our board of directors recommends you vote FOR ratification of the appointment of KPMG LLP as our independent registered public accountants.

Changes in Certifying Accountant
As previously reported, following careful deliberation and a competitive process among the large accounting firms, on May 5, 2016, on the recommendation of the audit committee, our board of directors dismissed Ernst & Young, LLP as our independent registered public accounting firm and engaged KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016. Ernst & Young had served as our independent registered public accounting firm since 2006.
The reports of Ernst & Young on our consolidated financial statements as of and for the fiscal years ended December 31, 2015 and 2014 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles. During the fiscal years ended December 31, 2015 and 2014 and in the subsequent interim period through May 5, 2016 there were no “reportable events” as that term is described in Item 304(a)(1)(v) of Regulation S-K of the rules and regulations of the Securities and Exchange Commission (the "SEC").
During the fiscal years ended December 31, 2015 and 2014 and in the subsequent interim period through May 5, 2016, the date of Ernst & Young’s dismissal, there were no “disagreements” (as that term is described in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) with Ernst & Young on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure any of which that, if not resolved to the satisfaction of Ernst & Young, would have caused it to make reference to the subject matter of any such disagreement in connection with its reports for such years and interim period.
We provided Ernst & Young with a copy of the disclosures we made on a Form 8-K filed with the SEC on May 10, 2016, prior to the time the Form 8-K was filed. The Form 8-K reported the change in our independent registered public accounting firm and contained substantially the same disclosures as above. We requested Ernst & Young to furnish us a letter addressed to the SEC stating whether it agreed with the statements made in the Form 8-K, and if not, stating the respects in which it does not agree.   We received the requested letter from Ernst & Young agreeing with our statements concerning their work for us and a copy of that letter was filed as an exhibit to the Form 8-K.
During the fiscal years ended December 31, 2015 and 2014 and in the subsequent interim period through May 5,  2016, neither we nor anyone acting on our behalf consulted with KPMG LLP regarding (i) the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on our consolidated financial statements, and neither a written report nor oral advice was provided to us that KPMG LLP concluded was an important factor considered by us in reaching a decision as to any accounting, auditing, or financial reporting issue, (ii) any matter that was the subject of a disagreement as defined in Item 304(a)(1)(iv) of Regulation S-K, or (iii) any reportable event as defined in Item 304(a)(1)(v) of Regulation S-K.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

Audit Fees

The aggregate fees billed by KPMG LLP for the audit of our annual financial statements and services that are normally provided by the accounting firm in connection with statutory and regulatory filings were approximately $915,000 for the year ended December 31, 2016. Ernst & Young LLP served as our principal accountant for the year ended December 31, 2015, for which the aggregate fees billed were $737,000.

Audit-Related Fees

Fees billed by KPMG LLP for professional services that were reasonably related to the performance of the audit referred to above were $214,000 during 2016. No such fees were billed by Ernst & Young LLP during 2015.

Tax Fees

No fees were billed by KPMG LLP for tax compliance, tax advice or tax planning services during 2016 and those billed by Ernst & Young during 2015 were $125,000.

All Other Fees

There were no fees billed by either KPMG LLP in 2016, or Ernst & Young in 2015 that fell into the classification "All Other Fees."

All non-audit services require an engagement letter to be signed prior to commencing any permissible services. The engagement letter must detail the fee estimates and the scope of services to be provided. The current policy of our audit committee requires pre-approval from our audit committee of the non-audit services in advance of the engagement and the audit committee's responsibilities in this regard may not be delegated to management. The audit committee has delegated pre-approval authority to its Chair. Under this delegation, the Chair must report any pre-approval decision to the audit committee at its next meeting following the pre-approval. No non-audit services were rendered that were not in compliance with this policy.

SHAREHOLDER PROPOSALS

We currently expect to hold our 2018 annual meeting of shareholders in June and to mail proxy materials in May 2018. In that regard, shareholders who intend to have a proposal considered for inclusion in our proxy materials for presentation at our 2017 annual meeting of shareholders pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, must submit the proposal to us at our offices at 1201 N. Town Center Drive, Las Vegas, Nevada 89144, Attention: Gregory Anderson, Secretary, not later than January 19, 2018.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports.  This means that only one copy of our proxy statement or annual report may have been sent to multiple shareholders in your household. We will promptly deliver a separate copy of either document to you if you write us
c/o Robert B. Goldberg, Esq., Ellis Funk, P.C., Suite 400, 3490 Piedmont Road, NE, Atlanta, Georgia 30305, or call Mr. Goldberg at (404) 233-2800.  If you want to receive separate copies of the annual report and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address and phone number.

OTHER MATTERS

Action on Other Matters at the Annual Meeting

At this time, we do not know of any other matters to be presented for action at the annual meeting other than those mentioned in the Notice of Annual Meeting of Shareholders and referred to in this proxy statement. If any other matter comes before the meeting, it is intended that the proxies will be voted in respect thereof in accordance with the judgment of the persons voting the proxies.

SHAREHOLDERS ARE URGED TO DATE, SIGN AND RETURN PROMPTLY THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.  YOUR COOPERATION WILL BE APPRECIATED.  YOUR PROXY WILL BE VOTED, WITH RESPECT TO THE MATTERS IDENTIFIED THEREON, IN ACCORDANCE WITH ANY SPECIFICATIONS ON THE PROXY.

BY ORDER OF THE BOARD OF DIRECTORS,

Gregory C. Anderson,
Secretary

ALLEGIANT TRAVEL COMPANY
1201 N. TOWN CENTER DR.
LAS VEGAS, NV 89144

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

1. Election of Directors

Nominees	For	Against	Abstain
1A Montie Brewer	☐	☐	☐
1B Gary Ellmer	☐	☐	☐
1C Maurice J. Gallagher Jr	☐	☐	☐
1D Linda A. Marvin	☐	☐	☐
1E Charles W. Pollard	☐	☐	☐
1F John Redmond	☐	☐	☐

	For	Against	Abstain
2. Approval of advisory resolution approving executive compensation	☐	☐	☐

For address change/comments, mark here. ☐
(see reverse for instructions)

The Board of Directors recommends you vote for the 3 YEARS interval for the following proposal:

	1 year	2 years	3 years	Abstain
3. Advisory vote on frequency of votes on executive compensation	☐	☐	☐	☐

	For	Against	Abstain
4. Ratification of KPMG LLP as independent registered public accountants	☐	☐	☐

NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

0000337882_1 R1.0.1.15

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report are available at www.proxyvote.com

ALLEGIANT TRAVEL COMPANY
2017 Annual Shareholders' Meeting
June 29, 2017 9:00 AM (local time)
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Scott Sheldon and Jude I. Bricker, or either of them, as proxies, with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse hereof, all the shares of common stock held of record on May 1, 2017, at the Annual Meeting of the Shareholders to be held on June 29, 2017 at 9:00 a.m. (local time) at the Company's headquarters at 1201 N. Town Center Drive, Las Vegas, Nevada 89144, or any adjournment thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Address change/comments:

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____

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(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

0000337882_2 R1.0.1.15